EXECUTION VERSION

$50,000,000

CREDIT AGREEMENT

among

TRICO MARINE SERVICES, INC.,

as Borrower

TRICO MARINE ASSETS, INC.,

and

TRICO MARINE OPERATORS, INC.,

as Guarantors

VARIOUS LENDERS

and

NORDEA BANK FINLAND PLC, NEW YORK BRANCH,

as Administrative Agent,

Lead Arranger and Book Runner

Dated as of January 31, 2008

Page

14.17	USA PATRIOT Act Notice	68

CREDIT AGREEMENT, dated as of January [__], 2008 (this “Agreement”), among TRICO MARINE SERVICES, INC., a Delaware corporation (the “Borrower”), TRICO MARINE ASSETS INC., a Delaware corporation, as a Guarantor (as defined below) and TRICO MARINE OPERATORS, INC., a Louisiana corporation, as a Guarantor, the Lenders party hereto from time to time, and NORDEA BANK FINLAND PLC, NEW YORK BRANCH (“Nordea”), as Administrative Agent (in such capacity, the “Administrative Agent”) and Lead Arranger for the Lenders (in such capacity, the “Lead Arranger”). All capitalized terms used herein and defined in Section 1 are used herein as therein defined.

W I T N E S S E T H:

WHEREAS, the Lenders are willing to extend credit to the Borrower, on the terms and conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION1. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“Acquisition” shall mean the acquisition by Trico Supply AS (Norway), a wholly-owned subsidiary of the Borrower, of all or substantially all of the business (including, without limitation, all assets and related operations) of Trico Subsea ASA.

“Administrative Agent” shall have the meaning provided in the first paragraph of this Agreement, and shall include any successor thereto.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling (including, but not limited to, all directors and officers of such Person), controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors (or equivalent governing body) of such Person or (ii) to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that neither the Administrative Agent nor any Affiliate thereof shall be considered an Affiliate of the Borrower or any Subsidiary thereof.

“Agreement” shall mean this Credit Agreement, as modified, supplemented, amended, restated, extended or renewed from time to time.

“Applicable Margin” shall (x) in the case of Eurodollar Loans, initially mean a percentage per annum equal to 1.50%; provided that the Applicable Margin on the Revolving Loans shall be subject to adjustments as set forth in the pricing grid provided below based on meeting the Consolidated Leverage Ratio as set forth herein (but in any event, such adjustments are not to be commenced prior to the delivery of financial statements delivered in respect of the fiscal quarter ending on December 31, 2007); and (y) in the case of Base Rate Loans, mean a percentage per annum equal to 1.0% less than the then Applicable Margin for Eurodollar Loans:

Level	Consolidated Leverage Ratio	Percentage
3	Greater than 2.50:1.00	1.75%
2	Greater than 1.00:1.00 or equal to or greater than 2.50:1.00	1.50%
1	Equal to or less than 1.00:1.00	1.25%

The Consolidated Leverage Ratio used in a determination of the Applicable Margin shall be determined based on the delivery of a certificate of the Borrower (each, a “Quarterly Pricing Certificate”) by an authorized officer of the Borrower to the Administrative Agent (with a copy to be sent by the Administrative Agent to each Lender), within 45 days of the last day of any fiscal quarter of the Borrower, which certificate shall set forth the calculation of the Consolidated Leverage Ratio as at the last day of the Test Period ended immediately prior to the relevant date of the delivery of such Quarterly Pricing Certificate (each a “Start Date”) and the Applicable Margins which shall be thereafter applicable (until same are changed or cease to apply in accordance with the following sentences). The Applicable Margin so determined shall apply, except as set forth in the succeeding sentence, from the relevant Start Date to the earliest of (x) the date on which the next certificate is delivered to the Administrative Agent or (y) the date which is 45 days following the last day of the Test Period in which the previous Start Date occurred, at which time Level 3 pricing shall apply until such time, if any, as a Quarterly Pricing Certificate has been delivered showing the pricing for the respective period is at a Level below Level 3 (it being understood that, in the case of any Quarterly Pricing Certificate as so required, any reduction in the Applicable Margin shall apply only from and after the date of the delivery of the complying financial statements and officer’s certificate); provided further, that Level 3 pricing shall apply (i) at all times when any Default or Event of Default is in existence and (ii) for the period from the Effective Date to the date of the delivery of the Borrower’s financial  statements (and related officer’s certificate) in respect of its fiscal quarter ending on December 31, 2007.

“Assignment and Assumption Agreement” shall mean the Assignment and Assumption Agreement substantially in the form of Exhibit J (appropriately completed).

“Bankruptcy Code” shall have the meaning provided in Section 11.05.

“Base Rate” shall mean for any day, a rate of interest per annum equal to the higher of (x) the Prime Rate for such day and (y) the sum of the Federal Funds Rate for such day plus 1/2 of 1% per annum.

“Base Rate Loan” shall mean each Revolving Loan designated as such by the Borrower at the time of the incurrence thereof or conversion thereto.

“Borrower” shall have the meaning set forth in the first paragraph of this Agreement.

“Borrowing” shall mean the borrowing of Revolving Loans from all the Lenders (other than any Lender which has not funded its share of a Borrowing in accordance with this Agreement) having commitments on a given date and, in the case of Eurodollar Loans, having the same Interest Period.

“Business Day” shall mean (i) for all purposes other than as covered by the following clause (ii), any day except Saturday, Sunday and any day which shall be in New York, New York a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (i) above and which is also a day for trading by and between banks in U.S. dollar deposits in the applicable interbank Eurodollar market.

“Capital Expenditures” shall mean, with respect to any Person, all expenditures by such Person which should be capitalized in accordance with GAAP (excluding Capitalized Lease Obligations).

“Capital Stock” shall mean (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing Person.

“Capitalized Lease Obligations” shall mean, with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP and, for purposes hereof, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Cash Equivalents” shall mean, as to any Person, (i) (x) Dollars and (y) in the case of any Foreign Subsidiary of the Borrower, Euros and such local currencies held by any such Foreign Subsidiary from time to time in the ordinary course of its business, (ii) securities issued or directly and fully guaranteed or insured by (x) in the case of a Foreign Subsidiary of the Borrower organized in Norway, Norway or any agency of instrumentality thereof (provided that the full faith and credit of Norway is pledged in support thereof) and (y) in all cases, the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof), in either case having maturities of not more than six months from the date of acquisition, (iii) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within six months from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, (iv) time deposits, certificates of deposit and bankers acceptances of any Lender or any commercial bank organized under the laws of the United States, any State thereof or any other country which is a member of the Organization for Economic Cooperation and Development and, in each case, having total assets in excess of $10,000,000,000 (or an equivalent amount in the currency of any member country), (v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (ii)(y) above entered into with any bank meeting the qualifications specified in clause (iv) above, (vi) commercial paper issued by any Person incorporated in the United States rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s and in each case maturing not more than six months after the date of acquisition by such Person, (vii) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (i) through (vi) above and (viii) in the case of Foreign Subsidiaries of the Borrower, overnight deposits and demand deposit accounts (in the respective local currencies) maintained in the ordinary course of business.

“CERCLA” shall mean the Comprehensive Environmental Response,  Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq. and all implementing regulations.

“Change of Control” shall mean (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 35% of the outstanding common stock of the Borrower; or (ii) the board of directors of the Borrower shall cease to consist of a majority of Continuing Directors.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect at the date of this Agreement and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Collateral” shall have the meaning given to such term in the Security Documents.

“Collateral Agent” shall mean the Administrative Agent acting as collateral agent for the Secured Creditors pursuant to the Security Documents.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period, before deducting therefrom (i) consolidated interest expense of the Borrower and its Subsidiaries for such period, (ii) provision for taxes based on income that were included in arriving at Consolidated Net Income for such period and (iii) the amount of all amortization of intangibles and depreciation to the extent that same was deducted in arriving at Consolidated Net Income for such period and without giving effect (x) to any extraordinary gains or extraordinary non-cash losses (except to the extent that any such extraordinary non-cash losses require a cash payment in a future period) and (y) to any or gains or losses from sales of assets other than from sales of inventory in the ordinary course of business.

“Consolidated Indebtedness” shall mean, as at any date of determination, without duplication, the sum of (I) the aggregate stated balance sheet amount of all Indebtedness (but including, in any event, without limitation, the then outstanding principal amount of all Senior Notes, all Revolving Loans, all Unpaid Drawings, all Capitalized Lease Obligations and all purchase money Indebtedness) of the Borrower and its Subsidiaries at such time determined on a consolidated basis and (II) the aggregate amount of all Contingent Obligations of the Borrower and its Subsidiaries in respect of Indebtedness described in preceding clause (I) at such time determined on a consolidated basis.

“Consolidated Leverage Ratio” shall mean, as at any date of determination, the  ratio of Consolidated Net Indebtedness as at such date to Consolidated EBITDA for the period of  four consecutive fiscal quarters most recently ending on or before such date.

“Consolidated Net Indebtedness” shall mean, on any date, (i) Consolidated Indebtedness on such date minus (ii) unrestricted cash and Cash Equivalents of the Borrower and its Subsidiaries on such date.

“Consolidated Net Income” shall mean, for any period, the net income (or loss) of the Borrower and its Subsidiaries for such period, determined on a consolidated basis (after any deduction for minority interests), provided that the net income of any Subsidiary of the Borrower shall be excluded to the extent that the declaration or payment of cash dividends or similar cash distributions by that Subsidiary of that net income is not at the date of determination permitted by operation of its charter or any agreement, instrument or law applicable to such Subsidiary and (iii) the net income (or loss) of any other Person acquired by the Borrower or a Subsidiary of the Borrower in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded.

“Consolidated Net Worth” shall mean, with respect to any person, the Net Worth of such Person and its Subsidiaries determined on a consolidated basis after appropriate deduction for any minority interests in Subsidiaries.

“Contingent Obligation” shall mean, as to any Person, any obligation of such Person as a result of such Person being a general partner of any other Person, unless the underlying obligation is expressly made non-recourse as to such general partner, and any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Effective Date or entered into in connection with any acquisition or disposition of assets permitted by this Agreement. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Continuing Directors” means the directors of the Borrower on the Effective Date, and each other director, if, in each case, such other director’s nomination for election to the board of directors of the Borrower is recommended by at least a majority of the then Continuing Directors.

“Credit Documents” shall mean this Agreement (including the Guaranty), each Revolving Note, each Security Document, the Intercompany Subordination Agreement and, after the execution and delivery thereof, each additional guaranty executed pursuant to Section 9.11.

“Credit Event” shall mean the making of any Revolving Loan or the issuance of any Letter of Credit.

“Credit Party” shall mean the Borrower and each Guarantor.

“Default” shall mean any event, act or condition which with notice or lapse of  time, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Dividend” with respect to any Person shall mean that such Person has declared or paid a dividend, distribution or returned any equity capital to its stockholders, partners or members or authorized or made any other distribution, payment or delivery of property (other than common equity of such Person) or cash to its stockholders, partners or members as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for a consideration (other than common equity of such Person) any shares of any class of its Capital Stock or any partnership or membership interests outstanding on or after the Effective Date (or any options or warrants issued by such Person with respect to its Capital Stock or other equity interests), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for a consideration (other than common equity of such Person) any shares of any class of the Capital Stock of, or other equity interests in, such Person outstanding on or after the Effective Date (or any options or warrants issued by such Person with respect to its Capital Stock or other equity interests). Without limiting the foregoing, “Dividends” with respect to any Person shall also include all payments made or required to be made (other than common equity of such Person) by such Person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes.

“Dollars” and the sign “$” shall each mean lawful money of the United States.

“Domestic Subsidiary” shall mean, as to any Person, each Subsidiary of such Person that is organized under the laws of the United States, any state thereof or the District of Columbia.

“Drawing” shall have the meaning provided in Section 3.05(b).

“Effective Date” shall have the meaning provided in Section 14.10.

“Eligible Transferee” shall mean and include a commercial bank, an insurance company, a finance company, a financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act).

“Environmental Claim” shall mean any written claim, action, suit, cause of action or notice by any person or entity alleging potential liability arising out of, based on or resulting  from (a) the Release into the environment, of any Hazardous Material or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Law” shall mean all applicable foreign, federal, state and local laws and regulations having the force and effect of law relating to the protection of the natural environment or imposing liability or standards of conduct concerning the use, handling, storage, or management of any Hazardous Material, each as in effect and as amended through the Effective Date.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) which together with the Borrower or a Subsidiary of the Borrower would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Eurodollar Loans” shall mean each Revolving Loan designated as such by the Borrower at the time of the incurrence thereof or conversion thereto.

“Eurodollar Rate” shall mean with respect to each Interest Period for a Revolving Loan, (a) the offered rate (rounded upward to the nearest 1/100 of one percent) for deposits of Dollars for a period equivalent to such period at or about 11:00 A.M. (London time) on the second Business Day before the first day of such period as is displayed on Telerate page 3750 (British Bankers’ Association Interest Settlement Rates) (or such other page as may replace such page 3750 on such system or on any other system of the information vendor for the time being designated by the British Bankers’ Association to calculate the BBA Interest Settlement Rate (as defined in the British Bankers’ Association’s Recommended Terms and Conditions dated August 1985)), provided that if on such date no such rate is so displayed or, in the case of the initial Interest Period in respect of a Revolving Loan, if less than three Business Days’ prior notice of such Revolving Loan shall have been delivered to the Administrative Agent, the Eurodollar Rate for such period shall be the rate quoted to the Administrative Agent as the offered rate for deposits of Dollars in an amount approximately equal to the amount in relation to which the Eurodollar Rate is to be determined for a period equivalent to such applicable Interest Period by prime banks in the London interbank Eurodollar market at or about 11:00 A.M. (London time) on the second Business Day before the first day of such period, in each case divided (and rounded upward to the nearest 1/100 of 1%) by (b) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves required by applicable law) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D).

“Event of Default” shall have the meaning provided in Section 11.

“Excluded Taxes” shall have the meaning provided in Section 5.04(a).

“Existing Indebtedness” shall have the meaning provided in Section 8.18.

“Facing Fee” shall have the meaning provided in Section 4.01(c).

“Federal Funds Rate” shall mean, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 11:00 A.M. (New York time) on such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent in its sole discretion.

“Fees” shall mean all amounts payable pursuant to or referred to in Section 4.01.

“Financial Covenants” shall collectively mean the financial covenants as set forth in Sections 10.08, 10.09 and 10.10.

“Foreign Lender” shall mean any Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code).

“Foreign Pension Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States of America by the Borrower or any one or more of its Subsidiaries primarily for the benefit of employees of the Borrower or such Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Foreign Subsidiary” shall mean, as to any Person, each Subsidiary of such Person which is not a Domestic Subsidiary.

“Free Liquidity” shall mean at any time the sum of (x) the unrestricted cash and Cash Equivalents held by the Borrower and its Subsidiaries at such time and (y) the Total Unutilized Revolving Loan Commitment at such time.

“GAAP” shall mean generally accepted accounting principles in the United States consistently applied.

“Guaranteed Creditors” shall mean and include each of the Administrative Agent, the Collateral Agent, each Issuing Lender and the Lenders.

“Guaranteed Obligations” shall mean (i) the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of each Obligation of the Borrower (including Obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due and any interest accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided for herein, whether or not such interest is an allowed claim in any such proceeding) and (ii) the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of all obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due), liabilities and indebtedness (including any interest accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided for herein, whether or not such interest is an allowed claim in any such proceeding) of  the Borrower owing under any Interest Rate Protection Agreement or any Other Hedging Agreement entered into by the Borrower with any Lender or any affiliate thereof (even if such Lender subsequently ceases to be a Lender under this Agreement for any reason) so long as such Lender or affiliate participates in such Interest Rate Protection Agreement or such Other Hedging Agreement and their subsequent assigns, if any, whether now in existence or hereafter arising, and the due performance and compliance with all terms, conditions and agreements contained therein.

“Guarantor” shall mean, collectively, Trico Marine Assets, Inc., Trico Marine Operators, Inc. and any Domestic Subsidiary which owns directly or indirectly any interest in said Persons.

“Guaranty” shall mean the Guaranty set forth in Section 13 hereof.

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, ureaformaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas, (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous substances,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any applicable Environmental Law, and (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority under Environmental Laws.

“Indebtedness” shall mean, as to any Person, without duplication, (i) all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money or for the deferred purchase price of property or services, (ii) the maximum amount available to be drawn under all letters of credit, bankers’ acceptances and similar obligations issued for the account of such Person and all unpaid drawings in respect of such letters of credit, bankers’ acceptances and similar obligations, (iii) all Indebtedness of the types described in clause (i), (ii), (iv), (v), (vi) or (vii) of this definition secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person (provided that, if the Person has not assumed or otherwise become liable in respect of such Indebtedness, such Indebtedness shall be deemed to be in an amount equal to the fair market value of the property to which such Lien relates as determined in good faith by such Person), (iv) the aggregate amount of all Capitalized Lease Obligations of such Person, (v) all obligations of such Person to pay a specified purchase price for goods or services, whether or not delivered or accepted, i.e., take-orpay and similar obligations, (vi) all Contingent Obligations of such Person, and (vii) all obligations under any Interest Rate Protection Agreement, any Other Hedging Agreement or under any similar type of agreement. Notwithstanding the foregoing, Indebtedness shall not include (i) trade payables and accrued expenses incurred by any Person in accordance with customary practices and in the ordinary course of business of such Person or (ii) milestone payments and similar obligations incurred by any Person under any vessel purchase contract.

“Intercompany Loan” shall have the meaning provided in Section 10.05(vii).

“Intercompany Subordination Agreement” shall mean the Intercompany Subordination Agreement substantially in the form of Exhibit K (appropriately completed, and as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof).

“Interest Determination Date” shall mean, with respect to any Eurodollar Loan, the second Business Day prior to the commencement of any Interest Period relating to such Eurodollar Loan.

“Interest Period” shall have the meaning provided in Section 2.09.

“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement or other similar agreement or arrangement.

“Investments” shall have the meaning provided in Section 10.05.

“Issuing Lender” shall mean (i) Nordea Bank Norge ASA, Grand Cayman Branch (which, for purposes of this definition, shall include any banking affiliate of Nordea Bank Norge ASA, Grand Cayman Branch) and (ii) any other Lender which at the request of the Borrower and with the consent of the Administrative Agent (which consent shall not be unreasonably withheld) agrees (in such Lender’s sole discretion) to become an Issuing Lender for the purpose of issuing Letters of Credit pursuant to Section 3.

“Leaseholds” of any Person shall mean all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

“Lender” shall mean each financial institution listed on Schedule I, as well as any Person which becomes a “Lender” hereunder pursuant to Section 2.13 or 14.04(b).

“Lender Default” shall mean (i) the refusal (which has not been retracted) or the failure of a Lender to make available its portion of any Borrowing or to fund its portion of any unreimbursed payment under Section 3.04(c) or (ii) a Lender having notified in writing the Borrower and/or the Administrative Agent that such Lender does not intend to comply with its obligations under Sections 2.01, 2.04 or 3.

“Letter of Credit” shall have the meaning provided in Section 3.01(a).

“Letter of Credit Fee” shall have the meaning provided in Section 4.01(b).

“Letter of Credit Outstandings” shall mean, at any time, the sum of (i) the Stated Amount of all outstanding Letters of Credit and (ii) the aggregate amount of all Unpaid Drawings in respect of all Letters of Credit.

“Letter of Credit Request” shall have the meaning provided in Section 3.03(a).

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing).

“Maintenance Capital Expenditures” shall mean Capital Expenditures incurred in connection with the maintenance, and repair of vessels which are owned by any Subsidiary of the Borrower.

“Margin Stock” shall have the meaning provided in Regulation U.

“Material Adverse Effect” shall mean a material adverse effect (w) on the rights or remedies of the Lenders, (x) or the ability of the Borrower and its Subsidiaries taken as a whole to perform its or their obligations to the Lenders, (y) on the Transaction or (z) on the property, assets, operations, liabilities or financial condition of the Borrower and its Subsidiaries taken as a whole.

“Maturity Date” shall mean the third anniversary of the Effective Date.

“Net Worth” shall mean, as to any Person, the sum of its Capital Stock, capital in excess of par or stated value of shares of its Capital Stock, retained earnings and any other account which, in accordance with GAAP, constitutes stockholders’ equity, but excluding any treasury stock and cumulative foreign translation adjustments.

“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.

“Notice of Borrowing” shall have the meaning provided in Section 2.03.

“Notice Office” shall mean the office of the Administrative Agent located at 437 Madison Avenue, New York, New York 10022, or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“Obligations” shall mean all amounts owing to the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender pursuant to the terms of this Agreement or any other Credit Document.

“OPA” shall mean the Oil Pollution Act of 1990, as amended, 33 U.S.C. § 2701 et seq.

“Other Hedging Agreement” shall mean any foreign exchange contracts, currency swap agreements, commodity agreements or other similar agreements or arrangements designed to protect against the fluctuations in currency or commodity values.

“Participant” shall have the meaning provided in Section 3.04(a).

“PATRIOT Act” shall have the meaning provided in Section 14.17.

“Payment Office” shall mean the office of the Administrative Agent located at 437 Madison Avenue, New York, New York 10022, or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“Percentage” of any Lender at any time shall mean a fraction (expressed as a percentage) the numerator of which is the Revolving Loan Commitment of such Lender at such time and the denominator of which is the Total Commitment at such time, provided that if the Percentage of any Lender is to be determined after the Total Commitment has been terminated, then the Percentages of such Lender shall be determined immediately prior (and without giving effect) to such termination.

“Permitted Encumbrance” shall mean easements, rights-of-way, restrictions, encroachments, exceptions to title and other similar charges or encumbrances on any property of the Borrower or any of its Subsidiaries arising in the ordinary course of business which do not materially detract from the value of such.

“Permitted Liens” shall have the meaning provided in Section 10.01.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” shall mean any pension plan as defined in Section 3(2) of ERISA, excluding any pension plan that is not subject to Title I or Title IV of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) the Borrower or a Subsidiary of the Borrower or any ERISA Affiliate, and each such plan for the five-year period immediately following the latest date on which the Borrower, or a Subsidiary of the

Borrower or any ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

“Pledge Agreement” shall have the meaning provided in Section 6.06.

“Pledge Agreement Collateral” shall mean all “Collateral” as defined in the Pledge Agreement.

“Prime Rate” shall mean the rate which the Administrative Agent announces from time to time as its prime lending rate, the Prime Rate to change when and as such prime lending rate changes. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Projections” shall mean the detailed projected consolidated financial statements of the Borrower and its Subsidiaries for the three fiscal years ended after the Effective Date attached hereto as Schedule X.

“Qualified Preferred Interests” shall mean any preferred stock of the Borrower so long as the terms of any such preferred stock (i) do not contain any mandatory put, redemption, repayment, sinking fund or other similar provision occurring prior to one year after the Maturity Date, (ii) do not require the cash payment of dividends, (iii) do not contain any covenants other than financial reporting requirements and (iv) do not grant the holder thereof any voting rights except for voting rights on fundamental matters such as mergers, consolidations, sales or all or substantially all of the assets of the issuer thereof, or liquidations involving the issuer thereof.

“Quarterly Payment Date” shall mean the last Business Day of each March, June, September and December occurring after the Effective Date, commencing on March 31, 2008.

“Real Property” of any Person shall mean all the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

“Register” shall have the meaning provided in Section 14.15.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Release” shall mean actively or passively disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, pouring, seeping, migrating or the like, into or upon any land or water or air, or otherwise entering into the environment.

“Replaced Lender” shall have the meaning provided in Section 2.13.

“Replacement Lender” shall have the meaning provided in Section 2.13.

“Required Lenders” shall mean Non-Defaulting Lenders the sum of whose outstanding Revolving Loan Commitments (or after the termination thereof, outstanding Revolving Loans and Percentages of Letter of Credit Outstandings) represent an amount greater than 66 2/3% of the sum of the Total Commitment less the Revolving Loan Commitments of all Defaulting Lenders (or after the termination thereof, the sum of then total outstanding Revolving Loans of Non-Defaulting Lenders and the aggregate Percentages of all Non-Defaulting Lenders of the total Letter of Credit Outstandings at such time).

“Returns” shall have the meaning provided in Section 8.09.

“Revolving Loan” shall have the meaning provided in Section 2.01.

“Revolving Loan Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name in Schedule I hereto directly below the column entitled “Revolving Loan Commitment,” as same may be (x) reduced from time to time pursuant to Sections 4.02 and/or 11 or (y) adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 2.13 or 14.04(b).

“Revolving Note” shall have the meaning provided in Section 2.05(a).

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Section 5.04(b)(ii) Certificate” shall have the meaning provided in Section 5.04(b)(ii).

“Secured Creditors” shall have the meaning assigned that term in the Security Documents.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Documents” shall mean the Pledge Agreement and each additional security document delivered pursuant to Section 9.11.

“Senior Notes” shall mean the 3.00% Senior Convertible Debentures of the Borrower, due 2027, dated February 7, 2007.

“Stated Amount” of each Letter of Credit shall mean, at any time, the maximum amount available to be drawn thereunder (in each case determined without regard to whether any conditions to drawing could then be met).

“Subsidiary” shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time.

“Taxes” shall have the meaning provided in Section 5.04.

“Test Period” shall mean each period of four consecutive fiscal quarters then last ended, in each case taken as one accounting period.

“Total Commitment” shall mean, at any time, the sum of the Revolving Loan Commitments of each of the Lenders.

“Total Unutilized Revolving Loan Commitment” shall mean, at any time, an amount equal to the remainder of the then Total Commitment, less the aggregate principal amount of Revolving Loans then outstanding at such time less the Letter of Credit Outstandings at such time.

“Transaction” shall mean, collectively, (i) the entering into of the Credit Documents and (ii) the payment of fees and expenses in connection with the foregoing.

“Trico Marine Cayman Intercompany Loan” shall mean the loan in the original principal amount of $33,486,076.35 made by Trico Marine Cayman, L.P., acting through its general partner, Trico Holdco LLC, to Trico Supply pursuant to that certain Loan Agreement, dated as of November 8, 2007.

“Trico Subsea AS” shall mean Trico Subsea AS, which is a wholly-owned subsidiary of Trico Supply.

“Trico Subsea AS Credit Agreement” shall mean the certain credit agreement among Trico Subsea AS, Trico Supply, the lenders party thereto and Nordea Bank Finland Plc, as Administrative Agent, as amended, restated, supplemented or otherwise modified from time to time.

“Trico Supply” shall mean Trico Supply AS (Norway).

“Trico Supply Intercompany Loan” shall mean the loan from Trico Marine Operators, Inc. to Trico Supply in the initial principal amount of $194,000,000 pursuant to the Trico Supply Intercompany Loan Documentation.

“Trico Supply Intercompany Loan Documentation” shall mean that certain promissory note dated November 8, 2007 between Trico Supply and Trico Marine Operators, Inc.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

“United States” and “U.S.” shall each mean the United States of America.

“Unpaid Drawing” shall have the meaning provided in Section 3.05(a).

“Wholly-Owned Foreign Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person that is also a Foreign Subsidiary of such Person.

“Wholly-Owned Subsidiary” shall mean, as to any Person, (i) any corporation 100% of whose Capital Stock (other than director’s qualifying shares and/or other nominal amounts of shares required to be held other than by such Person under applicable law) is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and  (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time. Unless otherwise indicated herein, or the context otherwise requires, all references herein to any Wholly-Owned Subsidiary or Wholly-Owned Subsidiaries shall mean and be deemed to be references to a Wholly-Owned Subsidiary or Wholly-Owned Subsidiaries, as the case may be, of the Borrower.

ARTICLE II

The Credits

SECTION 2. Amount and Terms of Credit Facility.

2.01 Revolving Loan Commitments. Subject to and upon the terms and conditions set forth herein, each Lender severally agrees, at any time and from time to time on or after the Effective Date and prior to the Maturity Date, to make a revolving loan or revolving loans (each, a “Revolving Loan” and, collectively, the “Revolving Loans”) to the Borrower, which Revolving Loans (i) shall be denominated in Dollars, (ii) shall, at the option of the Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or Eurodollar Loans, (iii) may be repaid and reborrowed in accordance with the provisions hereof, and (iv) shall not exceed for any Lender at any time outstanding the aggregate principal amount which, when added to the product of (x) such Lender’s Percentage and (y) the sum, without duplication, of (i) the aggregate amount of all outstanding Revolving Loans and (ii) the aggregate amount of all Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Loans) at such time, equals the Revolving Loan Commitment of such Lender at such time.

2.02 Minimum Amount of Each Borrowing; Limitation on Number of Borrowings. The aggregate principal amount of each Borrowing shall not be less than $2,500,000. More than one Borrowing may occur on the same date, but at no time shall there be outstanding more than eight Borrowings of Eurodollar Loans.

2.03 Notice of Borrowing. Whenever the Borrower desires to incur (x) Eurodollar Loans hereunder, the Borrower shall give the Administrative Agent at the Notice Office at least three Business Days’ prior notice of each Eurodollar Loan to be incurred hereunder and (y) Base Rate Loans hereunder, the Borrower shall give the Administrative Agent at the Notice Office at least two Business Days’ prior notice of each Base Rate Loan to be incurred hereunder, provided that (in each case) any such notice shall be deemed to have been given on a certain day only if given before 11:00 A.M. (New York City time) on such day. Each such notice (each, a “Notice of Borrowing”), except as otherwise expressly provided in Section 2.10, shall be irrevocable and shall be given by the Borrower in the form of Exhibit A-1, appropriately completed to specify: (i) the aggregate principal amount of the Revolving Loans to be incurred pursuant to such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day) and (iii) whether the Revolving Loans being incurred pursuant to such Borrowing are to be initially maintained as Base Rate Loans or, to the extent permitted hereunder, Eurodollar Loans and, if Eurodollar Loans, the initial Interest Period to be applicable thereto. The Administrative Agent shall promptly give each Lender notice of such proposed Borrowing, of such Lender’s proportionate share thereof and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing. Without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice of any Borrowing, the Administrative Agent may act without liability upon the basis of telephonic notice of such Borrowing, believed by the Administrative Agent in good faith to be from the president, the chief executive officer, the chief financial officer, chief accounting officer, chief administrative officer, the treasurer or the controller of the Borrower (or any other officer of the Borrower designated in writing to the Administrative Agent by the Borrower as being authorized to give such notices under this Agreement) prior to receipt of written confirmation. In each such case, the Borrower hereby waives the right to dispute the Administrative Agent’s record of the terms of such telephonic notice of such Borrowing, absent manifest error.

2.04 Disbursement of Funds. No later than 12:00 Noon (New York time) on the date specified in each Notice of Borrowing, each Lender will make available its pro rata portion of each such Borrowing requested to be made on such date. All such amounts shall be made available in Dollars and in immediately available funds at the Payment Office and the Administrative Agent will make available to the Borrower (prior to 1:00 p.m. (New York time) on such day to the extent of funds actually received by the Administrative Agent prior to 12:00 Noon (New York time) on such day) at the Payment Office, in the account specified in the applicable Notice of Borrowing, the aggregate of the amounts so made available by the Lenders. Unless the Administrative Agent shall have been notified by any Lender prior to the date of Borrowing that such Lender does not intend to make available to the Administrative Agent such Lender’s portion of any Borrowing to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower a corresponding amount. If the Administrative Agent makes such corresponding amount available to the Borrower but such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent also shall be entitled to recover on demand from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower until the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if recovered from such Lender, at the overnight Federal Funds Rate for the first three days and at the interest rate otherwise applicable to such Revolving Loans for each day thereafter and (ii) if recovered from the Borrower, at the rate of interest applicable to the respective Borrowing, as determined pursuant to Section 2.08. Nothing in this Section 2.04 shall be deemed to relieve any Lender from its obligation to make Revolving Loans hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any failure by such Lender to make Revolving Loans hereunder.

2.05 Revolving Notes. (a) The Borrower’s obligation to pay the principal of, and interest on, the Revolving Loans made by each Lender shall be evidenced in the Register maintained by the Administrative Agent pursuant to Section 14.15 and shall, if requested by such Lender as provided below, also be evidenced by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B, with blanks appropriately completed in conformity herewith (each a “Revolving Note” and, collectively, the “Revolving Notes”).

(b) Each Revolving Note shall (i) be executed by the Borrower, (ii) be payable to the Lender or its registered assigns and be dated the Effective Date (or, in the case of Revolving Notes issued after the Effective Date, be dated the date of the issuance thereof), (iii) be in a stated principal amount equal to the Revolving Loan Commitment of such Lender (or, if issued after the termination thereof, be in a stated principal amount equal to the outstanding Revolving Loans of such Lender at such time) and be payable in the principal amount of the Revolving Loans evidenced thereby, (iv) mature on the Maturity Date, (v) bear interest as provided in Section 2.08, (vi) be subject to voluntary prepayment and mandatory repayment as provided in Sections 5.01 and 5.02 and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

(c) Each Lender will note on its internal records the amount of each Revolving Loan made by it and each payment in respect thereof and will, prior to any transfer of any of its Revolving Notes, endorse on the reverse side thereof the outstanding principal amount of Revolving Loans evidenced thereby. Failure to make any such notation or any error in any such notation or endorsement shall not affect the Borrower’s obligations in respect of such Revolving Loans.

(d) Notwithstanding anything to the contrary contained above in this Section 2.05 or elsewhere in this Agreement, Revolving Notes shall only be delivered to Lenders which at any time specifically request the delivery of such Revolving Notes. No failure of any Lender to request or obtain a Revolving Note evidencing its Revolving Loans to the Borrower shall affect or in any manner impair the obligations of the Borrower to pay the Revolving Loans (and all related Obligations) incurred by the Borrower which would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or guaranties therefor provided pursuant to the various Credit Documents. Any Lender which does not have a Revolving Note evidencing its outstanding Revolving Loans shall in no event be required to make the notations otherwise described in preceding clause (c). At any time when any Lender requests the delivery of a Revolving Note to evidence any of its Revolving Loans, the Borrower shall (at its expense) promptly execute and deliver to the respective Lender the requested Revolving Note in the appropriate amount or amounts to evidence such Revolving Loans.

2.06 Conversions and Continuations. The Borrower shall have the option, on any Business Day, (a) with respect to any Borrowing of Eurodollar Loans, to continue the Interest Period currently applicable to such Borrowing and (b) to convert all or a portion equal to at least the minimum borrowing amount of the outstanding principal amount of Revolving Loans made pursuant to one or more Borrowings (so long as of the same tranche) of one or more types of Revolving Loans into a Borrowing (of the same tranche) of another type of Revolving Loan, provided that, (i) except as otherwise provided in Section 2.10(b), Eurodollar Loans may be converted into Base Rate Loans only on the last day of an Interest Period applicable to the Revolving Loans being converted and no such partial conversion of Eurodollar Loans shall reduce the outstanding principal amount of such Eurodollar Loans made pursuant to a single Borrowing to less than the minimum borrowing amount applicable thereto, (ii) Base Rate Loans may only be converted into Eurodollar Loans if no Default or Event of Default is in existence on the date of the conversion and (iii) no conversion pursuant to this Section 2.06 shall result in a greater number of Borrowings of Eurodollar Loans than is permitted under Section 2.02. Each such conversion shall be effected by the Borrower by giving the Administrative Agent at the Notice Office prior to 11:00 A.M. (New York City time) at least (x) in the case of conversions of Base Rate Loans into Eurodollar Loans or continuation of Eurodollar Loans, three Business Days’ prior notice and (y) in the case of conversions of Eurodollar Loans into Base Rate Loans, three Business Days’ prior notice (each, a “Notice of Conversion/Continuation”), in each case in the form of Exhibit A-2, appropriately completed to specify the Revolving Loans to be so converted, the Borrowing or Borrowings pursuant to which such Revolving Loans were incurred and, if to be converted into Eurodollar Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall give each Lender prompt notice of any such proposed conversion or continuation affecting any of its Revolving Loans.

2.07 Pro Rata Borrowings. All Borrowings of Revolving Loans under this Agreement shall be incurred from the Lenders pro rata on the basis of their Revolving Loan Commitments. It is understood that no Lender shall be responsible for any default by any other Lender of its obligation to make Revolving Loans hereunder and that each Lender shall be obligated to make the Revolving Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Revolving Loans hereunder.

2.08 Interest. (a) The Borrower agrees to pay interest in respect of the unpaid principal amount of each Base Rate Loan from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such Base Rate Loan to a Eurodollar Loan pursuant to Section 2.06 or 2.10(b), as applicable, at a rate per annum which shall be equal to the sum of the relevant Applicable Margin plus the Base Rate, each as in effect from time to time.

(b) The Borrower agrees to pay interest in respect of the unpaid principal amount of each Eurodollar Loan from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such Eurodollar Loan to a Base Rate Loan pursuant to Section 2.06 or 2.10(b), as applicable, at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the relevant Applicable Margin as in effect from time to time during such Interest Period plus the Eurodollar Rate for such Interest Period.

(c) Overdue principal and, to the extent permitted by law, overdue interest in respect of each Revolving Loan and any other overdue amount payable hereunder shall, in each case, bear interest at a rate per annum equal to 2% per annum in excess of the rate then borne by such Revolving Loans (or, if such overdue amount is not interest or principal in respect of the Revolving Loans, 2% per annum in excess of the rates then applicable to Base Rate Loans at such time). Interest that accrues under this Section 2.08(c) shall be payable on demand.

(d) Accrued (and theretofore unpaid) interest in respect of Revolving Loans shall be payable on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three month intervals after the first day of such Interest Period, on any repayment or prepayment (on the amount repaid or prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

(e) Accrued (and therefore unpaid) interest in respect of Base Rate Loans shall be payable quarterly in arrears on the last Business Day of each calendar quarter.

(f) Upon each Interest Determination Date, the Administrative Agent shall determine the Eurodollar Rate or Base Rate for each Interest Period applicable to the Revolving Loans to be made pursuant to the applicable Borrowing and shall promptly notify the Borrower and the Lenders thereof. Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.

(g) All calculations of interest shall be based on a 360-day year and actual days elapsed, provided that all calculations of interest on Base Rate Loans based on the Prime Lending Rate shall be based on a 365/6-day year and actual days elapsed.

2.09 Interest Periods. At the time the Borrower gives any Notice of Borrowing in respect of the making of any Eurodollar Loan (in the case of the initial Interest Period applicable thereto) or prior to 11:00 a.m. (New York time) on the third Business Day prior to the expiration of an Interest Period applicable to such Eurodollar Loan (in the case of any subsequent Interest Period), the Borrower shall have the right to elect, by giving the Administrative Agent notice thereof, the interest period (each an “Interest Period”) applicable to such Eurodollar Loan, which Interest Period shall, at the option of the Borrower, be a one, three or six-month period (it being understood, however, that during the one month period preceding the Maturity Date, the Borrower, with the consent of the Administrative Agent, may select an Interest Period of less than one month so long as such Interest Period ends no later than the Maturity Date); provided that:

(i) all Eurodollar Loans comprising a Borrowing shall at all times have the same Interest Period;

(ii) the initial Interest Period for any Eurodollar Loan shall commence on the date of Borrowing of such Revolving Loan (if initially borrowed as a Eurodollar Loan) or the date such Revolving Loan is converted from a Base Rate Loan to a Eurodollar Loan pursuant to Section 2.06, as applicable, and each Interest Period occurring thereafter in respect of such Eurodollar Loan shall commence on the day immediately following the day on which the immediately preceding Interest Period applicable thereto expires;

(iii) if any Interest Period relating to a Eurodollar Loan begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

(iv) if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the first succeeding Business Day; provided, however, that if any Interest Period for a Eurodollar Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;

(v) no Interest Period longer than one month may be selected at any time when an Event of Default is then in existence;

(vi) no Interest Period in respect of any Borrowing shall be selected which extends beyond the Maturity Date; and

(vii) the selection of Interest Periods shall be subject to the provisions of Section 2.02.

If by 11:00 a.m. (New York time) on the third Business Day preceding the expiration of any Interest Period applicable to a Borrowing of Eurodollar Loans, the Borrower has failed to elect a new Interest Period to be applicable to such Revolving Loans as provided above, the Borrower shall be deemed to have elected a one month Interest Period to be applicable to such Revolving Loans effective as of the expiration date of such current Interest Period.

2.10 Increased Costs, Illegality, etc. (a) In the event that any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto but, with respect to clause (i) below, may be made only by the Administrative Agent):

(i) on any Interest Determination Date that, by reason of any changes arising after the date of this Agreement affecting the applicable Eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate; or

(ii) at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Eurodollar Loan because of (x) any change since the Effective Date in any applicable law or governmental rule, regulation, order, guideline or request (whether or not having the force of law) or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order, guideline or request, such as but not limited to: (A) a change in the basis of taxation of payment to any Lender of the principal of or interest on such Eurodollar Loan or any other amounts payable hereunder (except for the imposition of, or any change in, the rate of any Excluded Tax), but without duplication of any increased costs with respect to Taxes which are addressed in Section 5.04, or (B) a change in official reserve requirements but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Eurodollar Rate, and/or (y) other circumstances arising since the Effective Date affecting such Lender or the interbank Eurodollar market or the position of such Lender in such market; or

(iii) at any time, that the making or continuance of any Eurodollar Loan has been made (x) unlawful by any law or governmental rule, regulation or order, (y) impossible by compliance by any Lender in good faith with any governmental request (whether or not having force of law) and/or (z) impracticable as a result of a contingency occurring after the Effective Date which materially and adversely affects the Eurodollar market;

then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall promptly give notice (by telephone confirmed in writing) to the Borrower and, except in the case of clause (i) above, to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, Eurodollar Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing or Notice of Conversion/Continuation given by the Borrower with respect to Eurodollar Loans which have not yet been incurred (including by way of conversion) shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower agrees to pay to such Lender, upon such Lender’s written request therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts received or receivable hereunder (a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lender shall, absent manifest error, be final and conclusive and binding on all the parties hereto) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 2.10(b) as promptly as possible and, in any event, within the time period required by law.

(b) At any time that any Eurodollar Loan is affected by the circumstances described in Section 2.10(a)(ii), the Borrower may, and in the case of a Eurodollar Loan affected by the circumstances described in Section 2.10(a)(iii), the Borrower shall, either (x) if the affected Eurodollar Loan is then being made initially or pursuant to a conversion, cancel such Borrowing by giving the Administrative Agent telephonic notice (confirmed in writing) on the same date that the Borrower was notified by the affected Lender or the Administrative Agent pursuant to Section 2.10(a)(ii) or (iii) or (y) if the affected Eurodollar Loan is then outstanding, upon at least three Business Days’ written notice to the Administrative Agent, require the affected Lender to convert such Eurodollar Loan into a Base Rate Loan, provided that, if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 2.10(b).

(c) If any Lender determines that after the Effective Date the introduction or effectiveness of or any change in any applicable law or governmental rule, regulation, order, guideline, directive or request (whether or not having the force of law) concerning capital adequacy, or any change in interpretation or administration thereof by any governmental authority, central bank or comparable agency will have the effect of increasing the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender based on the existence of such Lender’s Revolving Loan Commitments hereunder or its obligations hereunder, then the Borrower agrees (to the extent applicable) to pay to such Lender, upon its written demand therefor, such additional amounts as shall be required to compensate such Lender or such other corporation for the increased cost to such Lender or such other corporation or the reduction in the rate of return to such Lender or such other corporation as a result of such increase of capital. In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable, provided that such Lender’s determination of compensation owing under this Section 2.10(c) shall, absent manifest error, be final and conclusive and binding on all the parties hereto. Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Borrower, which notice shall show in reasonable detail the basis for calculation of such additional amounts.

2.11 Compensation. The Borrower agrees to compensate each Lender, upon its written request (which request shall set forth in reasonable detail the basis for requesting such compensation), for all reasonable losses, expenses and liabilities (including, without limitation, any such loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Eurodollar Loans but excluding loss of anticipated profits) which such Lender may sustain in respect of Eurodollar Loans made to the Borrower: (i) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing does not occur on a date specified therefor in a Notice of Borrowing (whether or not withdrawn by the Borrower or deemed withdrawn pursuant to Section 2.10(a)); (ii) if any prepayment or repayment (including any prepayment or repayment made pursuant to Section 2.10(a), Section 5.01, Section 5.02 or as a result of an acceleration of the Eurodollar Loans pursuant to Section 10) of any of its Revolving Loans, or assignment of any of its Revolving Loans pursuant to Section 2.13, occurs on a date which is not the last day of an Interest Period with respect thereto; (iii) if any prepayment of any of its Eurodollar Loans is not made on any date specified in a notice of prepayment given by the Borrower; or (iv) as a consequence of any other default by the Borrower to repay Eurodollar Loans or make payment on any Revolving Note held by such Lender when required by the terms of this Agreement.

2.12 Change of Lending Office. Each Lender agrees that upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii) or (iii), Section 2.10(b), Section 3.06 or Section 5.04 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Revolving Loans or Letters of Credit affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section. Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrower or the rights of any Lender provided in Sections 2.10, 3.06 and 5.04.

2.13 Replacement of Lenders. If (x) any Lender becomes a Defaulting Lender or otherwise defaults in its obligations to make Revolving Loans or fund Unpaid Drawings, (y) upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii) or (iii), Section 2.10(b) or Section 5.04 with respect to any Lender which results in such Lender charging to the Borrower increased costs in excess of those being generally charged by the other Lenders, or (z) as provided in Section 14.12(b) in the case of certain refusals by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders, the Borrower shall have the right to either replace such Lender (the “Replaced Lender”) with one or more Eligible Transferees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the “Replacement Lender”) and each of whom shall be required to be reasonably acceptable to the

Administrative Agent, provided that:

(i) at the time of any replacement pursuant to this Section 2.13, the Replacement Lender shall enter into one or more Assignment and Assumption Agreements pursuant to Section 14.04(b) (and with all fees payable pursuant to said Section 14.04(b) to be paid by the Replacement Lender) pursuant to which the Replacement Lender shall acquire all of the commitments and outstanding Revolving Loans of and, in each case all participations in Letters of Credit by, the Replaced Lender and, in connection therewith, shall pay to (x) the Replaced Lender in respect thereof an amount equal to the sum (without duplication) of (I) an amount equal to the principal of, and all accrued interest on, all outstanding Revolving Loans of the Replaced Lender, (II) an amount equal to all Unpaid Drawings that have been funded by (and not reimbursed to) such Replaced Lender, together with all then accrued unpaid interest with respect thereto at such time, and (III) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Lender pursuant to Section 4.01 and (y) each Issuing Lender an amount equal to such Replaced Lender’s Percentage of any Unpaid Drawing (which at such time remains an Unpaid Drawing) to the extent such amount was not theretofore funded by such Replaced Lender to such Issuing Lender, together with all then accrued and unpaid interest with respect thereto at such time; and

(ii) all obligations of the Borrower due and owing to the Replaced Lender at such time (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid in full to such Replaced Lender concurrently with such replacement.

Upon the execution of the respective Assignment and Assumption Agreement, the payment of amounts referred to in clauses (i) and (ii) above and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Revolving Notes executed by the Borrower, the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 2.10, 2.11, 3.06, 5.04, 12.06 and 14.01), which shall survive as to such Replaced Lender.

SECTION 3. Letters of Credit.

3.01 Letters of Credit. (a) Subject to and upon the terms and conditions set forth herein, the Borrower may request that an Issuing Lender issue, at any time and from time to time on and after the Effective Date and prior to the 30th day prior to the Maturity Date, for the Borrower, an irrevocable standby letter of credit or trade letter of credit, in a form customarily used by such Issuing Lender or in such other form as is reasonably acceptable to such Issuing Lender (each such letter of credit, a “Letter of Credit” and, collectively, the “Letters of Credit”). All Letters of Credit shall be denominated in Dollars and shall be issued on a sight basis only.

(b) Subject to and upon the terms and conditions set forth herein, each Issuing Lender agrees that it will, at any time and from time to time on and after the Effective Date and prior to the 30th day prior to the Maturity Date, following its receipt of the respective Letter of Credit Request, issue for the Borrower, one or more Letters of Credit as are permitted to remain outstanding hereunder without giving rise to a Default or an Event of Default, provided that no Issuing Lender shall be under any obligation to issue any Letter of Credit of the types described above if at the time of such issuance:

(i) any order, judgment or decree of any governmental authority or arbitrator shall purport by its terms to enjoin or restrain such Issuing Lender from issuing such Letter of Credit or any requirement of law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuing Lender is not otherwise compensated hereunder) not in effect with respect to such Issuing Lender on the date hereof, or any unreimbursed loss, cost or expense which was not applicable or in effect with respect to such Issuing Lender as of the date hereof and which such Issuing Lender reasonably and in good faith deems material to it; or

(ii) such Issuing Lender shall have received from the Borrower, any other Credit Party or the Required Lenders prior to the issuance of such Letter of Credit notice of the type described in the second sentence of Section 3.03(b).

(c) Schedule XIII contains a description of letters of credit that were issued for the account of the Borrower prior to the Effective Date and which remain outstanding on the Effective Date (and setting forth, with respect to each such letter of credit, (i) the name of the issuing lender, (ii) the letter of credit number, (iii) the name of the account party, (iv) the stated amount (which shall be in Dollars), (v) the name of the beneficiary and (vi) the expiry date. Each such letter of credit, including any extension or renewal thereof in accordance with the terms thereof and hereof (each, as amended from time to time in accordance with the terms thereof and hereof, an “Existing Letter of Credit”) shall constitute a “Letter of Credit” for all purposes of this Agreement and shall be deemed issued on the Effective Date.

3.02 Maximum Letter of Credit Outstandings; Maturities. Notwithstanding anything to the contrary contained in this Agreement, (i) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid on the date of, and prior to the issuance of, the respective Letter of Credit) at such time would exceed either (x) $10,000,000 or (y) when added to the aggregate principal amount of all Revolving Loans then outstanding, an amount equal to the Total Commitment at such time, and (ii) each Letter of Credit shall by its terms terminate on or before the earlier of (A) the date which occurs 12 months after the date of the issuance thereof (although any such Letter of Credit shall be extendible for successive periods of up to 12 months, but, in each case, not beyond the tenth Business Day prior to the Maturity Date, on terms acceptable to the respective Issuing Lender) and (B) ten Business Days prior to the Maturity Date.

3.03 Letter of Credit Requests; Minimum Stated Amount. (a) Whenever the Borrower desires that a Letter of Credit be issued, the Borrower shall give the Administrative Agent and the respective Issuing Lender at least five Business Days’ (or such shorter period as is acceptable to such Issuing Lender) written notice thereof (including by way of facsimile). Each notice shall be in the form of Exhibit C, appropriately completed (each a “Letter of Credit Request”).

(b) The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrower to the Lenders that such Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 3.02. Unless the respective Issuing Lender has received notice from the Borrower, any other Credit Party or the Required Lenders before it issues a Letter of Credit that one or more of the conditions specified in Section 6 or 7 (as applicable) are not then satisfied, or that the issuance of such Letter of Credit would violate Section 3.02, then such Issuing Lender shall, subject to the terms and conditions of this Agreement, issue the requested Letter of Credit for the account of the Borrower in accordance with such Issuing Lender’s usual and customary practices. Upon the issuance of or modification or amendment to any Letter of Credit, each Issuing Lender shall promptly notify the Borrower and the Administrative Agent, in writing of such issuance, modification or amendment and such notice shall be accompanied by a copy of such Letter of Credit or the respective modification or amendment thereto, as the case may be. Promptly after receipt of such notice the Administrative Agent shall notify the Participants, in writing, of such issuance, modification or amendment. Notwithstanding anything to the contrary contained in this Agreement, in the event that a Lender Default exists, no Issuing Lender shall be required to issue any Letter of Credit unless such Issuing Lender has entered into arrangements satisfactory to it and the Borrower to eliminate such Issuing Lender’s risk with respect to the participation in Letters of Credit by the Defaulting Lender or Lenders, including by cash collateralizing such Defaulting Lender’s or Lenders’ Percentage of the Letter of Credit Outstandings.

(c) The initial Stated Amount of each Letter of Credit shall not be less than $100,000 or such lesser amount as is acceptable to the respective Issuing Lender.

3.04 Letter of Credit Participations. (a) Immediately upon the issuance by an Issuing Lender of any Letter of Credit, such Issuing Lender shall be deemed to have sold and transferred to each Lender, and each such Lender (in its capacity under this Section 3.04, a “Participant”) shall be deemed irrevocably and unconditionally to have purchased and received from such Issuing Lender, without recourse or warranty, an undivided interest and participation, to the extent of such Participant’s Percentage, in such Letter of Credit, each drawing or payment made thereunder and the obligations of the Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto. Upon any change in the Revolving Loan Commitments or Percentages of the Lenders pursuant to Section 2.13 or 14.04(b), it is hereby agreed that, with respect to all outstanding Letters of Credit and Unpaid Drawings relating thereto, there shall be an automatic adjustment to the participations pursuant to this Section 3.04 to reflect the new Percentages of the assignor and assignee Lender, as the case may be.

(b) In determining whether to pay under any Letter of Credit, no Issuing Lender shall have any obligation relative to the other Lenders other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to substantially comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by an Issuing Lender under or in connection with any Letter of Credit issued by it shall not create for such Issuing Lender any resulting liability to the Borrower, any other Credit Party, any Lender or any other Person unless such action is taken or omitted to be taken with gross negligence or willful misconduct on the part of such Issuing Lender (as determined by a court of competent jurisdiction in a final and nonappealable decision).

(c) In the event that any Issuing Lender makes any payment under any Letter of Credit issued by it and the Borrower shall not have reimbursed such amount in full to such Issuing Lender pursuant to Section 3.05(a), such Issuing Lender shall promptly notify the Administrative Agent, which shall promptly notify each Participant of such failure, and each Participant shall promptly and unconditionally pay to such Issuing Lender the amount of such

Participant’s Percentage of such unreimbursed payment in Dollars and in same day funds. If the Administrative Agent so notifies, prior to 11:00 a.m. (New York time) on any Business Day, any Participant required to fund a payment under a Letter of Credit, such Participant shall make available to the respective Issuing Lender in Dollars such Participant’s Percentage of the amount of such payment on such Business Day in same day funds. If and to the extent such Participant shall not have so made its Percentage of the amount of such payment available to the respective Issuing Lender, such Participant agrees to pay to such Issuing Lender, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to such Issuing Lender at the overnight Federal Funds Rate for the first three days and at the Base Rate, as in effect from time to time, plus the Applicable Margin as in effect from time to time minus [1%] for each day thereafter. The failure of any Participant to make available to an Issuing Lender its Percentage of any payment under any Letter of Credit issued by such Issuing Lender shall not relieve any other Participant of its obligation hereunder to make available to such Issuing Lender its Percentage of any payment under any Letter of Credit on the date required, as specified above, but no Participant shall be responsible for the failure of any other Participant to make available to such Issuing Lender such other Participant’s Percentage of any such payment.

(d) Whenever an Issuing Lender receives a payment of a reimbursement obligation as to which it has received any payments from the Participants pursuant to clause (c) above, such Issuing Lender shall pay to each such Participant which has paid its Percentage thereof, in Dollars and in same day funds, an amount equal to such Participant’s share (based upon the proportionate aggregate amount originally funded by such Participant to the aggregate amount funded by all Participants) of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective participations.

(e) Upon the request of any Participant, each Issuing Lender shall furnish to such Participant copies of any Letter of Credit issued by it and such other documentation as may reasonably be requested by such Participant.

(f) The obligations of the Participants to make payments to each Issuing Lender with respect to Letters of Credit shall be irrevocable and not subject to any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

(i) any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

(ii) the existence of any claim, setoff, defense or other right which the Borrower or any of its Subsidiaries may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any Participant, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower or any Subsidiary of the Borrower and the beneficiary named in any such Letter of Credit);

(iii) any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

(v) the occurrence of any Default or Event of Default.

3.05 Agreement to Repay Letter of Credit Drawings. (a) The Borrower agrees to reimburse each Issuing Lender, by making payment to the Administrative Agent in immediately available funds at the Payment Office, for any payment or disbursement made by such Issuing Lender under any Letter of Credit issued by it (each such amount, so paid until reimbursed, an “Unpaid Drawing”), not later than one Business Day following receipt by the

Borrower of notice of such payment or disbursement (provided that no such notice shall be required to be given if a Default or an Event of Default under Section 11.05 shall have occurred and be continuing, in which case the Unpaid Drawing shall be due and payable immediately without presentment, demand, protest or notice of any kind (all of which are hereby waived by the Borrower)), with interest on the amount so paid or disbursed by such Issuing Lender, to the extent not reimbursed prior to 12:00 Noon (New York time) on the date of such payment or disbursement, from and including the date paid or disbursed to but excluding the date such Issuing Lender was reimbursed by the Borrower therefor at a rate per annum equal to the Base Rate, as in effect from time to time, plus the Applicable Margin; provided, however, to the extent such amounts are not reimbursed (pursuant to the Borrowing pursuant to clause (b) below or otherwise) prior to 12:00 Noon (New York time) on the third Business Day following the receipt by the Borrower of notice of such payment or disbursement or following the occurrence of a Default or an Event of Default under Section 11.05, interest shall thereafter accrue on the amounts so paid or disbursed by such Issuing Lender (and until reimbursed by the Borrower) at a rate per annum equal to the Base Rate in effect from time to time plus the Applicable Margin plus 2%, with such interest to be payable on demand. Each Issuing Lender shall give the Borrower prompt written notice of each Drawing under any Letter of Credit issued by it, provided that the failure to give any such notice shall in no way affect, impair or diminish the Borrower’s obligations hereunder. Upon a written notice from the Administrative Agent, each Lender agrees to make Revolving Loans to the Borrower in an amount equal to its Percentage of an Unpaid Drawing the proceeds of which shall be applied to the repayment of such Unpaid Drawing whether or not the conditions set forth in Section 7 are satisfied at such time. The Revolving Loans made pursuant to the immediately succeeding sentence shall initially be Base Rate Loans.

(b) If the Borrower fails to reimburse the Issuing Lender pursuant to the terms of clause (a) above, the Issuing Lender shall notify the Administrative Agent and the Administrative Agent shall notify each Lender of the applicable Unpaid Drawing, the payment then due from the Borrower in respect thereof and such Lender’s Percentage thereof. Each Lender shall pay by wire transfer of immediately available funds to the Administrative Agent at the Payment Office not later than 2:00 p.m., New York time, on such date (or, if such Lender shall have received such notice later than 12:00 noon, New York time, on any day, not later than 11:00 a.m., New York time, on the immediately following Business Day), an amount equal to such Lender’s Percentage of the Unpaid Drawing whether or not the conditions precedent set forth in Section 7 have been satisfied at such time. Such Revolving Loans shall initially be maintained as Base Rate Loans and the Administrative Agent shall promptly pay the proceeds thereof to the Issuing Lender to reimburse and satisfy such Unpaid Drawing. The Administrative

Agent will promptly pay to the Issuing Bank any amounts received by it from the Borrower pursuant to the above paragraph prior to the time that any Lender makes any Revolving Loan pursuant to the terms of this Section and any such amounts received by the Administrative Agent from the Borrower thereafter will be promptly remitted by the Administrative Agent to the Lenders that shall have made such payments and to the Issuing Lender, as appropriate. The Revolving Loans made pursuant to this Section 3.05(b) shall initially be Base Rate Loans.

(c) The obligations of the Borrower under this Section 3.05 to reimburse each Issuing Lender with respect to drafts, demands and other presentations for payment under Letters of Credit issued by it (each a “Drawing”) (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against any Lender (including in its capacity as an Issuing Lender or as a Participant), including, without limitation, any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit or any nonapplication or misapplication by the beneficiary of the proceeds of such Drawing; provided, however, the Borrower shall be obligated to reimburse any Issuing Lender for any wrongful payment made by such Issuing Lender under a Letter of Credit issued by it as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such Issuing Lender (as determined by a court of competent jurisdiction in a final and non-appealable decision).

3.06 Increased Costs. If at any time after the Effective Date, the introduction or effectiveness of or any change in any applicable law, rule, regulation, order, guideline or request or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by any Issuing Lender or any Participant with any request or directive by any such governmental authority (whether or not having the force of law), shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against letters of credit issued by any Issuing Lender or participated in by any Participant, or (ii) impose on any Issuing Lender or any Participant any other conditions relating, directly or indirectly, to this Agreement or any Letter of Credit; and the result of any of the foregoing is to increase the cost to any Issuing Lender or any Participant of issuing, maintaining or participating in any Letter of Credit, or reduce the amount of any sum received or receivable by any Issuing Lender or any Participant hereunder or reduce the rate of return on its capital with respect to Letters of Credit (except for the imposition of, or any change in, the rate of any Excluded Tax), then, upon the delivery of the certificate referred to below to the Borrower by any Issuing Lender or any Participant (a copy of which certificate shall be sent by such Issuing Lender or such Participant to the Administrative Agent), the Borrower agrees to pay to such Issuing Lender or such Participant such additional amount or amounts as will compensate such Issuing Lender or such Participant for such increased cost or reduction in the amount receivable or reduction on the rate of return on its capital. Any Issuing Lender or any Participant, upon determining that any additional amounts will be payable pursuant to this Section 3.06, will give prompt written notice thereof to the Borrower, which notice shall include a certificate submitted to the Borrower by such Issuing Lender or such Participant (a copy of which certificate shall be sent by the Issuing Lender or such Participant to the Administrative Agent), setting forth in reasonable detail the basis for the calculation of such additional amount or amounts necessary to compensate such Issuing Lender or such Participant. The certificate required to be delivered pursuant to this Section 3.06 shall, absent manifest error, be final and conclusive and binding on the Borrower.

SECTION 4. Commitment Commission; Reductions of Commitment.

4.01 Fees. (a) The Borrower agrees to pay to the Administrative Agent for distribution to each Non-Defaulting Lender, a commitment commission (the “Commitment Commission”) for the period from and including the Effective Date to and including the Maturity Date (or such earlier date on which the Total Commitment has been terminated), computed at a rate per annum equal to 40% of the Applicable Margin then in effect for Eurodollar Loans on the daily undrawn portion of the Total Commitment. Accrued Commitment Commission shall be due and payable quarterly in arrears on each Quarterly Payment Date and on the Maturity Date (or such earlier date upon which the Total Commitment is terminated).

(b) The Borrower agrees to pay to the Administrative Agent for distribution to each Lender (based on each such Lender’s respective Percentage), a fee in respect of each Letter of Credit (the “Letter of Credit Fee”) for the period from and including the date of issuance of such Letter of Credit to and including the date of termination or expiration of such Letter of Credit, computed at a rate per annum equal to the Applicable Margin then in effect for

Eurodollar Loans from time to time on the daily Stated Amount of each such Letter of Credit after giving effect to any amounts drawn and unreimbursed thereunder. Accrued Letter of Credit Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and on the Maturity Date (or such earlier date upon which the Total Commitment is terminated).

(c) The Borrower agrees to pay directly to each Issuing Lender, for its own account, a facing fee in respect of each Letter of Credit issued by it (the “Facing Fee”) for the period from and including the date of issuance of such Letter of Credit to and including the date of termination or expiration of such Letter of Credit, computed at a rate per annum equal to 1/4 of 1% on the daily Stated Amount of such Letter of Credit (after giving effect to any amounts drawn and unreimbursed thereunder), provided that in any event the minimum amount of Facing Fees payable in any twelve-month period for each Letter of Credit shall be not less than $500; it being agreed that, on the day of issuance of any Letter of Credit and on each anniversary thereof prior to the termination or expiration of such Letter of Credit, if $500 will exceed the amount of Facing Fees that will accrue with respect to such Letter of Credit for the immediately succeeding twelve-month period, the full $500 shall be payable on the date of issuance of such Letter of Credit and on each such anniversary thereof. Except as otherwise provided in the proviso to the immediately preceding sentence, accrued Facing Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and upon the first day on or after the termination of the Total Commitment upon which no Letters of Credit remain outstanding.

(d) The Borrower agrees to pay to each Issuing Lender, for its own account, upon each payment under, issuance of, or amendment to, any Letter of Credit issued by it, such amount as shall at the time of such event be the administrative charge and the reasonable expenses which such Issuing Lender is generally imposing in connection with such occurrence with respect to letters of credit.

(e) The Borrower agrees to pay to the Administrative Agent such fees as may be agreed to in writing from time to time by Borrower and/or the Administrative Agent.

(f) The Commitment Commission, Letter of Credit Fee, the Facing Fee and any other fees shall be based on a 360-day year and actual days elapsed.

4.02 Voluntary Termination of Unutilized Commitments. (a) Upon at least three Business Day’s prior notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, at any time or from time to time, without premium or penalty, to terminate the Total Unutilized Revolving Loan Commitment, in whole or in part, pursuant to this Section 4.02(a), in integral multiples of $1,000,000 in the case of partial reductions thereto, provided that each such reduction shall apply proportionately to permanently reduce the Revolving Loan Commitment of each Lender.

(b) In the event of certain refusals by a Lender as provided in Section 14.12(b) to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders, the Borrower may, subject to the requirements of Section 14.12(b) and upon five Business Days’ written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), terminate the Revolving Loan Commitment of such Lender so long as all Revolving Loans, together with accrued and unpaid interest, Fees and all other amounts, owing to such Lender (including all amounts, if any, owing pursuant to Section 2.11) are repaid concurrently with the effectiveness of such termination pursuant to Section 5.01(b) (at which time Schedule I shall be deemed modified to reflect such changed amounts) and such Lender’s Percentage of all outstanding Letters of Credit is cash collateralized in a manner reasonably satisfactory to the Administrative Agent and the respective Issuing Lender(s), and at such time such Lender shall no longer constitute a “Lender” for purposes of this Agreement, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 2.10, 2.11, 3.06, 5.04, 12.06 and 14.01), which shall survive as to such repaid Lender.

4.03 Mandatory Reduction of Commitments. (a) The Total Commitment (and the Revolving Loan Commitment of each Lender) shall terminate in its entirety on January 31, 2008 unless the Effective Date shall have occurred on or prior to such date.

(b) In addition to any other mandatory commitment reductions pursuant to this Section 4.03, the Total Commitment (and the Revolving Loan Commitment of each Lender) shall terminate in its entirety on the Maturity Date.

(c) In addition to any other mandatory commitment reductions pursuant to this Section 4.03, the Total Commitment shall be reduced to (i) $40,000,000 on the first anniversary of the Effective Date and (ii) $30,000,000 on the second anniversary of the Effective Date.

(d) Each reduction to, or termination of, the Total Commitment pursuant to this Section 4.03 shall be applied to proportionately reduce or terminate, as the case may be, the Revolving Loan Commitment of each Lender.

SECTION 5. Prepayments; Payments; Taxes.

5.01 Voluntary Prepayments. (a) The Borrower shall have the right to prepay the Revolving Loans, without premium or penalty, in whole or in part at any time and from time to time on the following terms and conditions:

(i) the Borrower shall give the Administrative Agent prior to 12:00 Noon (New York time) at the Notice Office at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay such Revolving Loans, the amount of such prepayment and the specific Borrowing or Borrowings pursuant to which such Revolving Loans were made, and which notice the Administrative Agent shall promptly transmit to each of the Lenders;

(ii) each prepayment shall be in an aggregate principal amount of at least $1,000,000 (or such lesser amount as is reasonably acceptable to the Administrative Agent), provided that no partial prepayment of Revolving Loans made pursuant to any Borrowing shall reduce the outstanding Revolving Loans made pursuant to such Borrowing to an amount less than $1,000,000;

(iii) at the time of any prepayment of Eurodollar Loans pursuant to this Section 5.01 on any date other than the last day of the Interest Period applicable thereto, the Borrower shall pay the amounts required to be paid pursuant to Section 2.11; and

(iv) each prepayment pursuant to this Section 5.01(a) in respect of any Revolving Loans made pursuant to a Borrowing shall be applied pro rata among such Revolving Loans, provided that at the Borrower’s election in connection with any prepayment of Revolving Loans pursuant to this Section 5.01(a), such prepayment shall not, so long as no Default or Event of Default then exists, be applied to any Revolving Loan of a Defaulting Lender.

(b) In the event of a refusal by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 14.12(b), the Borrower may, upon five Business Days’ prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), repay all Revolving Loans of such Lender (including all amounts, if any, owing pursuant to Section 2.11), together with accrued and unpaid interest, Fees and all other amounts then owing to such Lender in accordance with, and subject to the requirements of, said Section 14.12(b), so long as (A) the Revolving Loan Commitment of such Lender is terminated concurrently with such prepayment (at which time Schedule I shall be deemed modified to reflect the changed Revolving Loan Commitments), (B) such Lender’s Percentage of all outstanding Letters of Credit is cash collateralized in a manner reasonably satisfactory to the Administrative Agent and the respective Issuing Lender(s), and (C) the consents, if any, required under Section 14.12(b) in connection with the prepayment pursuant to this clause (b) have been obtained.

5.02 Mandatory Repayments. (a) On any day on which the sum of (I) the aggregate outstanding principal amount of all Revolving Loans (after giving effect to all other repayments thereof on such date) and (II) the aggregate amount of all Letter of Credit Outstandings exceeds the Total Commitment at such time, the Borrower shall repay on such date the principal of Revolving Loans in an amount equal to such excess. If, after giving effect to the repayment of all outstanding Revolving Loans, the aggregate amount of the Letter of Credit Outstandings exceeds the Total Commitment at such time, the Borrower shall pay to the Administrative Agent at the Payment Office on such day an amount of cash and/or Cash Equivalents equal to the amount of such excess (up to a maximum amount equal to the Letter of Credit Outstandings at such time), such cash and/or Cash Equivalents to be held as security for all obligations of the Borrower to the Issuing Lenders and the Lenders hereunder in a cash collateral account to be established by the Administrative Agent (until such time as the aggregate amount of Letter of Credit Outstandings no longer exceeds the Total Commitment, at which time such cash and/or Cash Equivalents shall be returned to the Borrower in the manner it so directs).

(b) With respect to each repayment of Revolving Loans required by this Section 5.02, the Borrower may designate the specific Borrowing or Borrowings pursuant to which such Revolving Loans were made, provided that (i) repayments of Eurodollar Loans pursuant to this Section 5.02 may only be made on the last day of an Interest Period applicable thereto unless all Revolving Loans with Interest Periods ending on such date of required repayment or which are Base Rate Loans have been paid in full and (ii) each repayment of any Revolving Loans comprising a Borrowing shall be applied pro rata among such Revolving Loans. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion.

(c) Notwithstanding anything to the contrary contained elsewhere in this Agreement, all then outstanding Revolving Loans shall be repaid in full on the Maturity Date.

5.03 Method and Place of Payment. Except as otherwise specifically provided herein, (i) all Obligations under this Agreement and under any Revolving Note shall be the obligation of the Borrower and (ii) all payments under this Agreement and under any Revolving Note shall be made to the Administrative Agent for the account of the Lender or Lenders entitled thereto not later than 12:00 Noon (New York time) on the date when due and shall be made in Dollars in immediately available funds at the Payment Office. Any payments under this Agreement or under any Revolving Note which are made later than 12:00 Noon (New York time) on any day shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder or under any Revolving Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.

5.04 Net Payments; Taxes. (a) All payments made by any Credit Party hereunder or under any other Credit Document will be made without setoff, counterclaim or other defense. Except as provided in Section 5.04(b), all such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (i) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed (in lieu of net income taxes), by the jurisdiction (or any political subdivision or taxing authority thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (ii) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the principle office or applicable lending office of the Administrative Agent or the Lender, as the case may be, is located , and (iii) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender designates a new lending office or is attributable to such Foreign Lender’s failure to comply with Section 5.04(b), except to the extent that such Foreign Lender was entitled at the time of the designation of the new lending office to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 5.04(a)

(collectively, the “Excluded Taxes”), and all interest, penalties or similar liabilities with respect to such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Taxes”). If any Taxes are required to be deducted or withheld, the Borrower agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment under this Agreement or under any Revolving Note, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Revolving Note. The Borrower will furnish to the Administrative Agent as soon as practicable after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts or other evidence of such payment reasonably acceptable to the Administrative Agent. The Borrower agrees to indemnify and hold harmless each Lender, and reimburse such Lender upon its written request, for the amount of any Taxes so levied or imposed and paid by such Lender; provided that, no Lender shall be indemnified for any Taxes hereunder unless such Lender shall make written demand on the Borrower for reimbursement hereunder no later than 180 days after the earlier of (i) the date on which such Lender makes payment of such Taxes and (ii) the date on which the relevant jurisdiction or any political subdivision or taxing authority thereof makes initial written demand upon such Lender for payment of such Taxes.

(b) Each Lender that is not an “exempt recipient” (as such term is defined in Section 1.6049-4(c)(1)(ii) in the United States Treasury Regulations), as reasonably determined by the Borrower or the Administrative Agent, if requested by the Borrower or the Administrative Agent, shall deliver such documentation (including Form W-9) prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. In addition, each Foreign Lender agrees to deliver to the Borrower and the Administrative Agent on or prior to the Effective Date (i) two accurate and complete original signed copies of Internal Revenue Service Form W-8ECI or Form W-8BEN (with respect to a complete exemption under an income tax treaty) (or successor forms) certifying to such Foreign Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement and under any Revolving Note, or (ii) if the Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver either Internal Revenue Service Form W-8ECI or Form W-8BEN (with respect to a complete exemption under an income tax treaty) (or any successor forms) pursuant to clause (i) above, (x) a certificate substantially in the form of Exhibit D (any such certificate, a “Section 5.04(b)(ii) Certificate”) and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN (with respect to the portfolio interest exemption) (or successor form) certifying to such Foreign Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments of interest to be made under this Agreement and under any Revolving Note. In addition, each Foreign Lender agrees that from time to time after the Effective Date, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, such Foreign Lender will deliver to the Borrower and the Administrative Agent two new accurate and complete original signed copies of Internal Revenue Service Form W-8ECI, Form W-8BEN (with respect to the benefits of any income tax treaty), or Form W-8BEN (with respect to the portfolio interest exemption) and a Section 5.04(b)(ii) Certificate, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Foreign Lender to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement and any Revolving Note, or such Foreign Lender shall immediately notify the Borrower and the Administrative Agent of its inability to deliver any such Form or Certificate, in which case such Foreign Lender shall not be required to deliver any such Form or Certificate pursuant to this Section 5.04(b). Notwithstanding anything to the contrary contained in Section 5.04(a), but subject to Section 14.04(b) and the immediately succeeding sentence, (x) the Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold Taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, Fees or other amounts payable hereunder for the account of any Foreign Lender to the extent that such Foreign Lender has not provided to the Borrower U.S. Internal Revenue Service Forms and the Section 5.04(b)(ii) Certificate, as applicable, that establish a complete exemption from such deduction or withholding and (y) the Borrower shall not be obligated pursuant to Section 5.04(a) to gross-up payments to be made to a Foreign Lender in respect of Taxes imposed by the United States if (I) such Foreign Lender has not provided to the Borrower the Internal Revenue Service

Forms and the Section 5.04(b)(ii) Certificate, as applicable, required to be provided to the Borrower pursuant to this Section 5.04(b) or (II) in the case of a payment, other than interest, to a Foreign Lender described in clause (ii) above, to the extent that such Forms do not establish a complete exemption from withholding of such Taxes. Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 5.04 and except as set forth in Section 14.04(b), the Borrower agrees to pay any additional amounts and to indemnify each Foreign Lender with respect to Taxes in the manner set forth in Section 5.04(a) in respect of any amounts deducted or withheld by it as described in the immediately preceding sentence as a result of any changes that are effective after the Effective Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of Taxes.

(c) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 5.04, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant jurisdiction or any political subdivision or taxing authority thereof with respect to such refund), provided, however, that (i) the Administrative Agent or Lender, as the case may be, may determine, in its sole discretion consistent with the policies of the Administrative Agent or Lender, as the case may be, whether to seek a refund; and (ii) the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant jurisdiction or any political subdivision or taxing authority thereof) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such jurisdiction or any political subdivision or taxing authority thereof. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information that it deems confidential) to the Borrower or any other Person.

SECTION 6. Conditions Precedent to the Effective Date. The occurrence of the Effective Date pursuant to Section 14.10 is subject to the satisfaction of the following conditions:

6.01 Execution of Agreement; Revolving Notes. On or prior to the Effective Date, (i) this Agreement shall have been executed and delivered as provided in Section 14.10 and (ii) there shall have been delivered to the Administrative Agent, for the account of each of the Lenders that has requested same, the appropriate Revolving Notes executed by the Borrower, in each case in the amount, maturity and as otherwise provided herein.

6.02 Fees, etc. On the Effective Date, the Borrower shall have paid to the Administrative Agent and the Lenders all costs, fees and expenses (including, without limitation, reasonable legal fees and expenses of outside legal counsel to the Administrative Agent) payable to the Administrative Agent and the Lenders to the extent then due.

6.03 Officer’s Certificate. On the Effective Date, the Administrative Agent shall have received a certificate, dated the Effective Date, and signed by the chairman of the board, the chief executive officer, the president or any vice president of the Borrower, certifying on behalf of the Borrower that all of the conditions set forth in Sections 6.07, 6.09 and 7.02 have been satisfied on such date.

6.04 Opinions of Counsel. On the Effective Date, the Administrative Agent shall have received from Vinson & Elkins L.L.P., counsel to each Credit Party, an opinion addressed to the Administrative Agent and each of the Lenders and dated the Effective Date covering the matters set forth in Exhibit E and such other matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request.

6.05 Corporate Documents; Proceedings; etc. (a) On the Effective Date, the Administrative Agent shall have received a certificate from each Credit Party, dated the Effective Date, signed by the chairman of the board, the chief executive officer, the president or any vice president of each Credit Party, and attested to by the secretary or any assistant secretary of such Credit Party, in the form of Exhibit F, with appropriate insertions, together with copies of the Certificate of Incorporation and By-Laws (or equivalent organizational documents) of such Credit Party and the resolutions of such Credit Party referred to in such certificate, and each of the foregoing shall be reasonably acceptable to the Administrative Agent.

(b) On the Effective Date, all corporate, limited liability company, partnership and legal proceedings, and all instruments and agreements in connection with the transactions contemplated by this Agreement and the other Credit Documents, shall be reasonably satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received all information and copies of all documents and papers, including records of corporate, limited liability company and partnership proceedings, governmental approvals, good standing certificates and bring-down telegrams or facsimiles, if any, which the Administrative Agent reasonably may have requested in connection therewith, such documents and papers, where appropriate, to be certified by proper corporate or governmental authorities.

6.06 Pledge Agreement. On or before the Effective Date, each Credit Party shall have duly authorized, executed and delivered the Pledge Agreement in the form of Exhibit G (as modified, supplemented, restated and/or amended from time to time, the “Pledge Agreement”) covering all of the present and future Pledge Agreement Collateral in each case together with:

(i) the delivery to the Collateral Agent, as pledgee, of all of the Pledge Agreement Collateral referred to therein, accompanied by executed and undated endorsements for transfer;

(ii) Financing Statements (Form UCC-1) in proper form for filing under the UCC or in other appropriate filing offices of each jurisdiction as may be necessary or, in the reasonable opinion of the Collateral Agent desirable, to perfect the security interests purported to be created by the Pledge Agreement;

(iii) certified copies of requests for information or copies (Form UCC-11), or equivalent reports, listing all effective financing statements that name a Credit Party as debtor and that are filed in such Credit Party’s jurisdiction of organization, together with copies of such other financing statements that name the Borrower as debtor (none of which shall cover the Collateral except (x) to the extent evidencing Permitted Liens or (y) in respect of which the Collateral Agent shall have received Form UCC-3 Termination Statements (or such other termination statements as shall be required by local law) fully executed for filing); and

(iv) evidence that all other actions necessary or, in the reasonable opinion of the Collateral Agent desirable, to perfect and protect the security interests purported to be created by the Pledge Agreement have been taken.

6.07 Adverse Change; Approvals. (a) Since September 30, 2007, nothing shall have occurred (and neither the Administrative Agent nor any of the Lenders shall have become aware of any facts or conditions not previously known to it or them) which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(b) On or prior to the Effective Date, all necessary governmental (domestic and foreign) and third party approvals and/or consents in connection with the Transaction and the other transactions contemplated hereby shall have been obtained and remain in effect, and all applicable waiting periods with respect thereto shall have expired without any action being taken by any competent authority which restrains, prevents or imposes materially adverse conditions upon the consummation of the Transaction or the other transactions contemplated by the Credit Documents or otherwise referred to herein or therein. On the Effective Date, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing materially adverse conditions upon the Transaction or the other transactions contemplated by the Credit Documents or otherwise referred to herein or therein.

6.08 Litigation. On the Effective Date, there shall be no actions, suits, investigations or proceedings pending or threatened by any entity (private or governmental) (i) with respect to the Transaction, this Agreement or any other Credit Document or (ii) which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

6.09 Solvency Certificate. On or before the Effective Date, the Administrative Agent shall have received a solvency certificate from the chief financial officer of the Borrower, in the form of Exhibit H which shall be addressed to the Administrative Agent and each of the Lenders and dated the Effective Date, setting forth the conclusion that, after giving effect to the Transaction and the incurrence of all the financings contemplated hereby, the Borrower and its Subsidiaries, taken as a whole, are not insolvent and will not be rendered insolvent by the incurrence of such indebtedness, and will not be left with unreasonably small capital with which to engage in their respective businesses and will not have incurred debts beyond their ability to pay such debts as they mature.

6.10 Financial Statements; Projections. On or prior to the Effective Date, the Administrative Agent shall have received copies of the financial statements and Projections referred to in Sections 8.05(a) and (d), which historical financial statements and Projections shall be in form and substance reasonably satisfactory to the Administrative Agent.

SECTION 7. Conditions Precedent to All Credit Events. The obligation of each Lender to make Revolving Loans (including Revolving Loans made on the Effective Date), and the obligation of each Issuing Lender to issue Letters of Credit (including Letters of Credit issued on the Effective Date) is subject, at the time of each such Credit Event (except as hereinafter indicated), to the satisfaction of the following conditions:

7.01 Effective Date. The Effective Date shall have occurred.

7.02 No Default; Representations and Warranties. At the time of each Credit Event and also after giving effect thereto (i) there shall exist no Default or Event of Default and (ii) all representations and warranties contained herein and in each other Credit Document shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the date of such Credit Event (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

7.03 Notice of Borrowing. (a) Prior to the making of each Revolving Loan, the Administrative Agent shall have received the Notice of Borrowing required by Section 2.03.

(b) Prior to the issuance of each Letter of Credit, the Administrative Agent and the respective Issuing Lender shall have received a Letter of Credit Request pursuant to Section 3.03(a).

The occurrence of the Effective Date and the acceptance of the benefits of each Credit Event shall constitute a representation and warranty by the Borrower to the Administrative Agent and each of the Lenders that all the conditions specified in Section 6 (with respect to Credit Events occurring on the Effective Date) and in this Section 7 (with respect to Credit Events occurring on or after the Effective Date) and applicable to such Credit Event have been satisfied as of that time. All of the Revolving Notes, certificates, legal opinions and other documents and papers referred to in Section 6 and in this Section 7, unless otherwise specified, shall be delivered to the Administrative Agent at the Notice Office for the account of each of the Lenders and, except for the Revolving Notes, in sufficient counterparts for each of the Lenders and shall be in form and substance reasonably satisfactory to the Administrative Agent.

SECTION 8. Representations, Warranties and Agreements. In order to induce the Lenders to enter into this Agreement and to make the Revolving Loans and issue and/or participate in the Letters of Credit provided for herein, the Borrower makes the following representations, warranties and agreements, in each case after giving effect to the Transaction as consummated on the Effective Date, all of which shall survive the execution and delivery of this Agreement and the Revolving Notes and the making of the Revolving

Loans and the issuance of the Letters of Credit, with the occurrence of each Credit Event on or after the Effective Date being deemed to constitute a representation and warranty that the matters specified in this Section 8 are true and correct in all material respects on and as of the Effective Date and on the date of each such Credit Event (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date):

8.01 Corporate/Limited Liability Company/Limited Partnership Status. The Borrower and each of its Subsidiaries (i) is a duly organized and validly existing corporation, limited liability company or partnership, as the case may be, in good standing under the laws of the jurisdiction of its organization, (ii) has the corporate or other applicable power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (iii) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its property or the conduct of its business requires such qualifications, except for failures to be so qualified which, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

8.02 Corporate Power and Authority. Each Credit Party has the corporate or other applicable power and authority to execute, deliver and perform the terms and provisions of each of the Credit Documents to which it is party and has taken all necessary corporate or other applicable action to authorize the execution, delivery and performance by it of each of such Credit Documents. Each Credit Party has duly executed and delivered each of the Credit Documents to which it is party, and each of such Credit Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

8.03 No Violation. Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party, nor compliance by it with the terms and provisions thereof, (i) will contravene any provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon any of the properties or assets any Credit Party pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, in each case to which any Credit Party is a party or by which it or any material portion of its property or assets is bound or to which it may be subject or (iii) will violate any provision of the certificate or articles of incorporation or by-laws (or equivalent organizational documents) of any Credit Party.

8.04 Governmental Approvals. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except for those that have otherwise been obtained or made on or prior to the Effective Date), or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to be obtained or made by, or on behalf of, any Credit Party to authorize, or is required to be obtained or made by, or on behalf of, any Credit Party in connection with, (i) the execution, delivery and performance of any Credit Document (other than such filings, recordations or registrations as may be required to perfect a Lien in the Collateral granted pursuant to the Credit Documents) or (ii) the legality, validity, binding effect or enforceability of any Credit Document.

8.05 Financial Statements; Financial Condition; Undisclosed Liabilities; Projections; etc. (a) The consolidated balance sheet of the Borrower and its Subsidiaries for the Borrower’s fiscal year ended on December 31, 2006, and the consolidated balance sheet of the Borrower and its Subsidiaries for the Borrower’s fiscal quarter ended on September 30, 2007 and (in each case) the related consolidated statements of income, cash flows and shareholders’ equity of the Borrower and its Subsidiaries for such fiscal year or fiscal quarter ended on such dates, as the case may be, copies of which have been furnished to the Administrative Agent and the Lenders prior to the Effective Date, present fairly in all material respects the consolidated financial position of the Borrower and its Subsidiaries at the dates of such balance sheets and the consolidated results of the operations of the Borrower and its Subsidiaries for the periods covered thereby. All of the foregoing historical financial statements have been prepared in accordance with GAAP consistently applied (except, in the case of the aforementioned quarterly financial statements, for normal year-end audit adjustments and the absence of footnotes).

(b) On and as of the Effective Date, and after giving effect to the Transaction and to all Indebtedness (including the Revolving Loans) being incurred or assumed and Liens created by the Credit Parties in connection therewith, the Credit Parties, taken as a whole, are not insolvent and will not be rendered insolvent by the incurrence of such indebtedness, and will not be left with unreasonably small capital with which to engage in their respective businesses and will not have incurred debts beyond their ability to pay such debts as they mature.

(c) Except as fully disclosed in the financial statements referred to in Section 8.05(a), there were as of the Effective Date no liabilities or obligations with respect to the Borrower or any of its Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in the aggregate, could reasonably be expected to be material to the Borrower and its Subsidiaries taken as a whole. As of the Effective Date, the Credit Parties know of no reasonable basis for the assertion against it or any of its Subsidiaries of any liability or obligation of any nature whatsoever that is not fully disclosed in the financial statements or referred to in Section 8.05(a) which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(d) On and as of the Effective Date, the Projections which have been delivered to the Administrative Agent and the Lenders prior to the Effective Date have been prepared in good faith and are based on reasonable assumptions, and there are no statements or conclusions in any of the Projections which are based upon or include information known to the Borrower to be misleading in any material respect or which fail to take into account material information known to the Borrower regarding the matters reported therein; it being recognized by the Lenders, however, that projections as to future events are not be viewed as facts and that actual results during the period or periods covered by the Projections may differ from the projections results.

(e) Since September 30, 2007, no event has occurred or other circumstances arisen that has had, or could reasonably be expected to have, a Material Adverse Effect.

8.06 Litigation. There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened (i) with respect to the Transaction or any Credit Document or (ii) that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

8.07 True and Complete Disclosure. All factual information (taken as a whole) furnished by or on behalf of the Borrower in writing to the Administrative Agent or any Lender (including, without limitation, all information contained in the Credit Documents but excluding all Projections) for purposes of or in connection with this Agreement, the other Credit Documents or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of the Borrower in writing to the Administrative Agent or any Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided.

8.08 Use of Proceeds; Margin Regulations. (a) (i) All proceeds of all Revolving Loans shall be used (x) to pay fees and expenses incurred in connection with the Transaction and (y) for the Borrower’s and its Subsidiaries’ general corporate and working capital purposes and (ii) all Letters of Credit shall be issued for, and the proceeds of all Drawings under all Letters of Credit shall be utilized in connection with, the Borrower’s and its Subsidiaries’ general corporate and working capital purposes (other than for obligations of the Borrower and its Subsidiaries that arise in connection with the Senior Notes).

(b) No part of any Credit Event (or the proceeds thereof) will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Revolving Loan nor the use of the proceeds thereof nor the occurrence of any other Credit Event will violate or be inconsistent with the provisions of Regulation U or X of the Board of Governors of the Federal Reserve System.

8.09 Tax Returns and Payments. The Borrower and each of its Subsidiaries have timely filed or caused to be timely filed with the appropriate taxing authority all returns, statements, forms and reports for taxes (the “Returns”) required to be filed by, or with respect to the income, properties or operations of, the Borrower and/or any of its Subsidiaries. The Returns accurately reflect in all material respects all liability for taxes of the Borrower and its Subsidiaries as a whole for the periods covered thereby. The Borrower and each of its Subsidiaries has paid all taxes and assessments payable by it, other than those that are being contested in good faith and adequately disclosed and fully provided for on the financial statements of the Borrower and its Subsidiaries in accordance with GAAP. There is no action, suit, proceeding, investigation, audit or claim now pending or, to the best knowledge of the Borrower or any of its Subsidiaries, threatened by any authority regarding any taxes relating to the Borrower or any of its Subsidiaries that, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Except as set forth on Schedule XII, neither the Borrower nor any of its Subsidiaries has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of taxes of the Borrower or any of its Subsidiaries, or is aware of any circumstances that would cause the taxable years or other taxable periods of the Borrower or any of its Subsidiaries not to be subject to the normally applicable statute of limitations. Neither the Borrower nor any of its Subsidiaries has incurred, or will incur, any material tax liability in connection with the Transaction or any other transactions contemplated hereby (it being understood that the representation contained in this sentence does not cover any future tax liabilities of the Borrower or any of its Subsidiaries arising as a result of the operation of their businesses in the ordinary course of business).

8.10 Compliance with ERISA. (a) Schedule III sets forth, as of the Effective Date, the name of each Plan and Foreign Pension Plan. Neither the Borrower nor any Subsidiary of the Borrower nor any ERISA Affiliate has ever sponsored, maintained or made any contributions to or has any liability in respect of any Plan which is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code; each Plan has been maintained and operated in compliance with the provisions of ERISA and, to the extent applicable, the Code, except as would not reasonably be expected to result in a Material Adverse Effect, including but not limited to the provisions thereunder respecting prohibited transactions. Each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code covering all tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS. All material contributions required to be made with respect to a Plan have been timely made or have been reflected on the most recent consolidated balance sheet filed prior to the date hereof or accrued in the accounting records of the Borrower and its Subsidiaries. Neither the Borrower nor any Subsidiary of the Borrower nor any ERISA Affiliate has pending, or is considering filing, an application under the IRS Employee Plans Compliance Resolution System or the Department of Labor’s Voluntary Fiduciary Correction Program with respect to any Plan. No action, suit, proceeding, hearing, audit or investigation with respect to the administration, operation or the investment of assets of any Plan (other than routine claims for benefits) is pending, expected or threatened. Except as would not result in a Material Adverse Effect, each group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) which covers or has covered employees or former employees of the Borrower, any Subsidiary of the Borrower, or any ERISA Affiliate has at all times been operated in compliance with the provisions of Part 6 of subtitle B of Title I of ERISA and Section 4980B of the Code. Each group health plan (as defined in 45 Code of Federal Regulations Section 160.103) which covers or has covered employees or former employees of the Borrower, any Subsidiary of the Borrower, or any ERISA Affiliate has at all times been operated in compliance with the provisions of the Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated thereunder, except as would not reasonably be expected to result in a Material Adverse Effect. The Borrower, any Subsidiary of the Borrower or any ERISA Affiliate, as appropriate, may terminate each such Plan at any time (or at any time subsequent to the expiration of any applicable bargaining agreement) in the discretion of such Person without liability to any Person other than for benefits accrued prior to the date of such termination. The Borrower and each of its

Subsidiaries may cease contributions to or terminate any employee benefit plan maintained by any of them without incurring any liability that would result in a Material Adverse Effect.

(b) Each Foreign Pension Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders, except as would not result in a Material Adverse Effect, and has been maintained, where required, in good standing with applicable regulatory authorities. All material contributions required to be made with respect to a Foreign Pension Plan have been timely made. Neither the Borrower nor any of its Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Foreign Pension Plan that would reasonably be expected to result in a Material Adverse Effect. The present value of the accrued benefit liabilities (whether or not vested) under each Foreign Pension Plan, determined as of the end of the Borrower’s most recently ended fiscal year on the basis of then current actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Foreign Pension Plan allocable to such benefit liabilities by an amount that could reasonably be expected to have a Material Adverse Effect.

8.11 The Security Documents. Each of the Security Documents creates in favor of the Collateral Agent for the benefit of the Secured Creditors a legal, valid and enforceable fully perfected first priority security interest in and Lien on all right, title and interest of the Credit Parties in the Collateral described therein, subject to no other Liens other than Permitted Liens. No filings or recordings are required in order to perfect the security interests created under any Security Document except for filings or recordings which shall have been made on or prior to the Effective Date.

8.12 Subsidiaries. On the Effective Date, the Borrower has no Subsidiaries other than those Subsidiaries listed on Schedule IV (which Schedule identifies the correct legal name, direct owner, percentage ownership and jurisdiction of organization of each such Subsidiary on the Effective Date).

8.13 Compliance with Statutes, etc. The Borrower and each of its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including, without limitation, Environmental Laws), except such noncompliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.14 Investment Company Act. No Credit Party is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

8.15 Environmental Matters. Except as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a) The Borrower and each of its Subsidiaries are in compliance with all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws. There are no pending or, to the knowledge of the Borrower, threatened Environmental Claims against the Borrower or any of its Subsidiaries or any vessel or Real Property owned, leased or operated by the Borrower or any of its Subsidiaries (including any such claim against the Borrower or any of its Subsidiaries or any vessel or Real Property arising out of the ownership, lease or operation by the Borrower or any of its Subsidiaries of any vessel or Real Property formerly owned, leased or operated by the Borrower or any of its Subsidiaries but no longer owned, leased or operated by the Borrower or any of its Subsidiaries). All licenses, permits, registrations or approvals required for the business of the Borrower and each of its Subsidiaries under any Environmental Law have been secured and the Borrower and each of its Subsidiaries is in compliance therewith. To the knowledge of the Borrower, there are no facts, circumstances, conditions or occurrences in respect of any vessel or Real Property currently owned or operated by the Borrower or any of its Subsidiaries that are reasonably likely (i) to form the basis of an Environmental Claim against the Parent, any of its Subsidiaries or any vessel or Real Property owned by the Borrower or any of its Subsidiaries, or (ii) to cause such vessel or Real Property to be subject to any restrictions on its ownership, occupancy, use or transferability under any Environmental Law.

(b) Hazardous Materials have not at any time been generated, used, treated or stored on, or transported to or from, or Released on or from, any vessel or Real Property owned, leased or operated by the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, any property adjoining or adjacent to any Real Property, by the Borrower or its Subsidiaries during the time the Borrower or its Subsidiaries owned, lease or operated any vessel or Real Property, in violation of Environmental Laws.

8.16 Labor Relations. Neither the Borrower nor any of its Subsidiaries is engaged in any unfair labor practice that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. There is (i) no unfair labor practice complaint pending against the Borrower or any of its Subsidiaries or, to the Borrower’s knowledge, threatened against any of them before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Borrower or any of its Subsidiaries or, to the Borrower’s or the Borrower’s knowledge, threatened against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against the Borrower or any of its Subsidiaries or, to the Borrower’s or the Borrower’s knowledge, threatened against the Borrower or any of its Subsidiaries and (iii) no union representation proceeding pending with respect to the employees of the Borrower or any of its Subsidiaries, except (with respect to the matters specified in clauses (i), (ii) and (iii) above) as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.17 Patents, Licenses, Franchises and Formulas. The Borrower and each of its Subsidiaries owns, or has the right to use, all material patents, trademarks, permits, service marks, trade names, copyrights, licenses, franchises and formulas, and has obtained assignments of all leases and other rights of whatever nature, necessary for the present conduct of its business, without any known conflict with the rights of others, except for such failures and conflicts which could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

8.18 Indebtedness. Schedule V sets forth a list of all Indebtedness (excluding the Obligations, the obligations in respect of Senior Notes and other items of Indebtedness that are independently justified under Section 10.04 (other than under clause (iii) thereof)) of the Borrower and its Subsidiaries as of the Effective Date and which is to remain outstanding after giving effect to the Transaction (the “Existing Indebtedness”), in each case (other than in the case of loans made by the Borrower to its Subsidiaries) showing the approximate aggregate principal amount thereof and the name of the borrower and any other entity which directly or indirectly guarantees such debt. On the Effective Date, the Borrower is not the obligor in respect of any Intercompany Loan.

8.19 Insurance. Schedule VI sets forth a list of all insurance maintained by each Credit Party as of the Effective Date, with the amounts insured (and any deductibles) set forth therein.

8.20 Properties. The Borrower and each of its Subsidiaries have good and marketable title to all properties owned by them, including all property reflected in the balance sheets referred to in Section 8.05(a) (except as sold or otherwise disposed of since the date of such balance sheet in the ordinary course of business or as permitted by the terms of this Agreement), free and clear of all Liens, other than Permitted Liens.

8.21 Legal Names; Type of Organization (and Whether a Registered Organization); Jurisdiction of Organization; etc. Schedule VII sets forth, as of the Effective Date, the legal name of each Credit Party, the type of organization of each Credit Party, whether or not each Credit Party is a registered organization, the jurisdiction of organization of each Credit Party and the organizational identification number (if any) of the Borrower and each Credit Party.

SECTION 9. Affirmative Covenants. The Borrower hereby covenants and agrees that on and after the Effective Date and until the Total Commitment has been terminated and no Letters of Credit or Revolving Notes are outstanding and all Revolving Loans, together with interest, Fees and all other Obligations (other than indemnities described in Section 14.13 which are not then due and payable) incurred hereunder and thereunder, are paid in full:

9.01 Information Covenants. The Borrower will furnish to the Administrative Agent:

(a) Quarterly Financial Statements. Within 45 days after the close of the first three quarterly accounting periods in each fiscal year of the Borrower, (i) the consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as at the end of such quarterly accounting period and the related consolidated and consolidating statements of income and retained earnings and statement of cash flows for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly accounting period, in each case setting forth comparative figures for the corresponding quarterly accounting period in the prior fiscal year and comparable budgeted figures for such quarterly accounting period as set forth in the respective budget delivered pursuant to Section 9.01(d), all of which shall be certified by the chief financial officer of the Borrower that they fairly present in all material respects in accordance with GAAP the financial condition of the Borrower and its Subsidiaries as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes, and (ii) management’s discussion and analysis of the important operational and financial developments during such quarterly accounting period.

(b) Annual Financial Statements. Within 90 days after the close of each fiscal year of the Borrower, (i) the consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year and the related consolidated and consolidating statements of income and retained earnings and statement of cash flows for such fiscal year setting forth comparative figures for the preceding fiscal year and certified on an unqualified basis (whether as to scope of audit, going concern or otherwise) by PricewaterhouseCoopers or other independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent, and, so long as not contrary to the then current recommendations of the American Institute of Certified Public Accountants, accompanied by a report of such accounting firm stating that in connection with its regular audit of the financial statements of the Borrower and its Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, no Default or Event of Default relating to financial or accounting matters has occurred and is continuing has come to the attention of such accounting firm or, if in the opinion of such accounting firm such a Default or an Event of Default has occurred and is continuing, a statement as to the nature and period of existence thereof (it being understood that such accounting firm shall not be liable directly or indirectly to any Person for any failure to obtain knowledge of any such violations), and (ii) management’s discussion and analysis of the important operational and financial developments during such fiscal year.

(c) Management Letters. Promptly after the Borrower or any of its Subsidiaries’ receipt thereof, a copy of any “management letter” received from its certified public accountants and management’s response thereto.

(d) Budgets. No later than 30 days following the first day of each fiscal year of the Borrower (beginning with the Borrower’s fiscal year commencing on January 1, 2008), (i) a budget in form reasonably satisfactory to the Administrative Agent (including budgeted statements of income for the Borrower and its Subsidiaries on a consolidated basis) for each of the four quarters of such fiscal year prepared in detail and (ii) projections for such fiscal year and the immediately succeeding two fiscal years, which shall include key operating assumptions, EBITDA projections and debt and cost projections.

(e) Officer’s Certificates. At the time of the delivery of the financial statements provided for in Sections 9.01(a) and (b), a compliance certificate from the chief financial officer of the Borrower in the form of Exhibit I certifying on behalf of the Borrower that, to such officer’s knowledge after due inquiry, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof, which certificate shall (i) set forth in reasonable detail the calculations required to establish whether the Credit Parties were in compliance with the provisions of the Financial Covenants at the end of such fiscal quarter or year, as the case may be, and (ii) certify that there have been no changes to any of Schedule VII and Annex A of the Pledge Agreement, in each case since the Effective Date or, if later, since the date of the most recent certificate delivered pursuant to this Section 9.01(e), or if there have been any such changes, a list in reasonable detail of such changes (but, in each case with respect to this clause (ii), only to the extent that such changes are required to be reported to the Collateral Agent pursuant to the terms of such Security Documents) and whether the Credit Parties have otherwise taken all actions required to be taken by them pursuant to such Security Documents in connection with any such changes.

(f) Notice of Default, Litigation or Event of Loss. Promptly, and in any event within three Business Days after the Borrower or any of its Subsidiaries obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or an Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto, (ii) any litigation or governmental investigation or proceeding pending or threatened (x) against the Borrower or any of its Subsidiaries which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (y) with respect to the Transaction or any Credit Document, (iii) any event of loss in respect of any vessel and (iv) any other event, change or circumstance that has had, or could reasonably be expected to have, a Material Adverse Effect.

(g) Environmental Matters. As soon as possible, and in any event within ten Business Days after, the Borrower or any of its Subsidiaries obtains knowledge thereof, written notice of any of the following environmental matters occurring after the Effective Date, except to the extent that such environmental matters could not, either individually or in the aggregate, be reasonably expected to have a Material Adverse Effect:

(i) any Environmental Claim pending or threatened in writing against the Borrower or any of its Subsidiaries or any vessel or Real Property owned, operated or occupied by the Borrower or any of its Subsidiaries;

(ii) any condition or occurrence on or arising from any vessel or Real Property owned, operated or occupied by the Borrower or any of its Subsidiaries that (a) results in noncompliance by the Borrower or such Subsidiary with any applicable Environmental Law or (b) could reasonably be expected to form the basis of an Environmental Claim in excess of $5,000,000 against the Borrower or any of its Subsidiaries or any such vessel or Real Property;

(iii) any condition or occurrence on any vessel or Real Property owned, operated or occupied by the Borrower or any of its Subsidiaries that could reasonably be expected to cause such vessel or Real Property to be subject to any restrictions on the ownership, occupancy, use or transferability by the Borrower or such Subsidiary of such vessel or Real Property under any Environmental Law; and

(iv) the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any vessel or Real Property owned, operated or occupied by the Borrower or any of its Subsidiaries as required by any Environmental Law or any governmental or other administrative agency; provided that in any event the Borrower shall deliver to the Administrative Agent all notices received by the Borrower or any of its Subsidiaries from any government or governmental agency under, or pursuant to, CERCLA or OPA that identify the Borrower or any of its Subsidiaries as potentially responsible parties for remediation costs or otherwise notify the Borrower or any of its Subsidiaries of potential liability under CERCLA or OPA, as the case may be.

All such notices shall reasonably describe the nature of the claim, investigation, condition, occurrence or removal or remedial action and the Borrower’s or such Subsidiary’s response thereto. In addition, the Borrower will provide the Administrative Agent such reasonable additional information as may be requested by the Administrative Agent or the Required Lenders.

(h) Other Information. Promptly after the filing or delivery thereof, copies of any filings and registrations with, and reports to, the SEC by the Borrower or any of its Subsidiaries and copies of all financial statements, proxy statements, notices and reports as the Borrower or any of its Subsidiaries shall send generally to holders of their Capital Stock or of any of its Indebtedness (including the Senior Notes), in their capacity as such holders (to the extent not theretofore delivered to the Lenders pursuant to this Agreement) and, with reasonable promptness, such other information or documents (financial or otherwise) as the Administrative Agent on its own behalf or on behalf of the Required Lenders may reasonably request from time to time.

9.02 Books, Records and Inspections. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries, in conformity in all material respects with GAAP and all requirements of law, shall be made of all dealings and transactions in relation to its business. The Borrower will, and will cause each of its Subsidiaries to, permit officers and designated representatives of the Administrative Agent and the Lenders as a group to visit and inspect, under guidance of officers of the Borrower or any of its Subsidiaries, any of the properties of the Borrower or its Subsidiaries, and to examine the books of account of the Borrower or such Subsidiaries and discuss the affairs, finances and accounts of the Borrower or such Subsidiaries with, and be advised as to the same by, its and their officers and independent accountants, all upon reasonable advance notice and at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or such Lender may request; provided that, so long as no Event of Default has occurred and is continuing, such visits, inspections and examination shall occur no more frequently that once per calendar year

9.03 Maintenance of Property; Insurance. The Borrower will, and will cause each of its Subsidiaries to, (i) keep all material property necessary to its business in good working order and condition (ordinary wear and tear and loss or damage by casualty or condemnation excepted), (ii) maintain with financially sound and reputable insurance companies insurance on its properties in at least such amounts and against all such risks as is consistent and in accordance with normal industry practice for similarly situated insureds and (iii) furnish to the Administrative Agent, at the written request of the Administrative Agent or any Lender, a complete description of the material terms of insurance carried.

9.04 Existence; Franchises. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve and keep in full force and effect its existence and its material rights, franchises, licenses, permits, copyrights, trademarks and patents (if any) used in its business; provided, however, that nothing in this Section 9.04 shall prevent (i) sales or other dispositions of assets, consolidations, mergers, dissolutions or liquidations by or involving the Borrower or any of its Subsidiaries which are permitted in accordance with Section 10.02 or (ii) the withdrawal by the Borrower or any of its Subsidiaries of its qualification as a foreign corporation, partnership or limited liability company, as the case may be, in any jurisdiction if such withdrawal could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.05 Compliance with Statutes, etc. The Borrower will, and will cause each of its Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such non-compliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.06 Compliance with Environmental Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all applicable Environmental Laws, except such non-compliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, comply in all material respects with all permits issued pursuant to Environmental Laws applicable to, or required by, the ownership or use of any vessel or Real Property now or hereafter owned, operated or occupied by the Borrower or any of its Subsidiaries (except such non-compliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect), and will pay or cause to be paid all costs and expenses incurred in connection with maintaining such compliance (except to the extent being contested in good faith), and will keep or cause to be kept each such vessel and all such Real Property free and clear of any Liens imposed pursuant to such Environmental Laws (other than Liens arising from any cost or other obligation arising under Environmental Law that the Borrower or such Subsidiary is contesting in good faith). Neither the Borrower nor any of its Subsidiaries will generate, use, treat, store, release or dispose of, or permit the generation, use, treatment, storage, release or disposal of, Hazardous Materials on any vessel or Real Property now or hereafter owned or operated or occupied by the Borrower or any of its Subsidiaries, or transport or permit the transportation of Hazardous Materials to or from any ports, vessels or Real Properties except in compliance in all material respects with all applicable Environmental Laws. The Borrower will, and will cause each of its Subsidiaries to, maintain insurance on the vessels and Real Properties owned, leased or operated by it in at least such amounts as are in accordance with normal industry practice for similarly situated insureds, against losses from oil spills and other environmental pollution.

9.07 ERISA. As soon as possible and, in any event, within ten (10) days after any Credit Party or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following, the Borrower will deliver to each of the Lenders a certificate of the chief financial officer of the Borrower setting forth the full details as to such occurrence and the action, if any, that such Credit Party or ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given or filed by such Credit Party, the Plan administrator or such ERISA Affiliate to or with any government agency, or a Plan participant and any notices received by such Credit Party or ERISA Affiliate from any government agency, or a Plan participant with respect thereto: that any material contribution required to be made with respect to a Plan or Foreign Pension Plan has not been timely made; or any Credit Party may incur any material liability pursuant to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any Plan or any Foreign Pension Plan, or with respect to a group health plan (as defined in Section 607(1) of ERISA, Section 4980B(g)(2) of the Code or 45 Code of Federal Regulations Section 160.103) under Section 4980B of the Code and/or the Health Insurance Portability and Accountability Act of 1996. Upon request by the Administrative Agent or any Lender, the Borrower will deliver to the Administrative Agent or each such Lender, as the case may be, a complete copy of the annual report (on Internal Revenue Service Form 5500-series) of each Plan (including, to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information) required to be filed with the Internal Revenue Service and all communications received by the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate from the IRS or any other government agency with respect to each Plan of the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate. In addition to any certificates or notices delivered to the Lenders pursuant to the first sentence hereof, copies of any records, documents or other information required to be furnished to any government agency, and any notices received by any Credit Party or any ERISA Affiliate with respect to any Plan or Foreign

Pension Plan from any government or governmental agency shall be delivered to the Lenders no later than ten (10) days after the date such records, documents and/or information has been furnished to any government agency or such notice has been received by the Borrower, the Subsidiary or the ERISA Affiliate, as applicable. Each Credit Party shall ensure that all Foreign Pension Plans administered by it obtain or retain (as applicable) registered status under and as required by applicable law and are administered in a timely manner in all respects in compliance with all applicable laws except where the failure to do any of the foregoing would not be reasonably likely to result in a Material Adverse Effect.

9.08 End of Fiscal Years; Fiscal Quarters. The Borrower will cause (x) each of its, and each of its Subsidiaries’, fiscal years to end on December 31st of each year and (y) fiscal quarters to end on March 31, June 30, September 30 and December 31.

9.09 Performance of Obligations. The Borrower will, and will cause each of its Subsidiaries to, perform all of its obligations under the terms of each mortgage, indenture, security agreement, loan agreement or credit agreement and each other agreement, contract or instrument by which it is bound, except such non-performances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.10 Payment of Taxes. The Borrower will, and will cause each of its Subsidiaries to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, in each case on a timely basis, and all lawful claims which, if unpaid, might become a Lien or charge upon any properties of the Borrower and any of its Subsidiaries not otherwise permitted under Section 10.01; provided that neither the Borrower nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP.

9.11 Additional Security; Additional Guarantors; Further Assurances. (a) Each Credit Party shall, at any time and from time to time, at the expense of such Credit Party, promptly execute and deliver all further instruments and documents, and take all further action, that may be reasonably necessary, or that the Administrative Agent may reasonably require, to perfect and protect any Lien granted or purported to be granted under the Security Documents, or to enable the Collateral Agent to exercise and enforce its rights and remedies with respect to any Collateral. Without limiting the generality of the foregoing, the Borrower will execute and file, or cause to be filed, such financing or continuation statements under the UCC (or any non-U.S. equivalent thereto), or amendments thereto, and such other instruments or notices, as may be reasonably necessary, or that the Administrative Agent may reasonably require, to protect and preserve the Liens granted or purported to be granted hereby and by the other Credit Documents.

(b) Each Credit Party hereby authorizes the Collateral Agent to file one or more financing or continuation statements under the UCC (or any non-U.S. equivalent thereto), and amendments thereto, relative to all or any part of the Collateral without the signature of such Credit Party, where permitted by law. The Collateral Agent will promptly send such Credit Party a copy of any financing or continuation statements which it may file without the signature of such Credit Party and the filing or recordation information with respect thereto.

(c) The Borrower will cause each Subsidiary of the Borrower which owns any direct or indirect interest in Trico Marine Assets, Inc. or Trico Marine Operators, Inc. or which owns any direct interest in Trico Marine Cayman, L.P., in each case, promptly following such Subsidiary’s acquisition of such interest, to execute and deliver a counterpart to the Guaranty and the Pledge Agreement (or, if requested by the Administrative Agent, a joinder agreement in respect of the Guaranty and the Pledge Agreement) and, in connection therewith, promptly execute and deliver all further instruments, and take all further action, that the Administrative Agent may reasonably require (including, without limitation, the provision of officers’ certificates, resolutions, good standing certificates and opinions of counsel), in each case to the reasonable satisfaction of the Administrative Agent.

9.12 Use of Proceeds. The Borrower will use Letters of Credit and the proceeds of the Revolving Loans only as provided in Section 8.08.

9.13 Ownership of Credit Parties. The Borrower shall directly or indirectly own 100% of the Capital Stock or other equity interests of each other Credit Party.

SECTION 10. Negative Covenants. The Borrower hereby covenants and agrees that on and after the Effective Date and thereafter for so long as this Agreement is in effect and until the Total Commitment has been terminated, no Letters of Credit or Revolving Notes are outstanding and all Revolving Loans, together with interest, Fees and all other Obligations (other than any indemnities described in Section 14.13 which are not then due and payable) incurred hereunder and thereunder, are paid in full:

10.01 Liens. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible) of the Borrower or any of its Subsidiaries, whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable with recourse to the Borrower or any of its Subsidiaries), or collaterally assign any right to receive income or permit the filing of any financing statement under the UCC or any other similar notice of Lien under any similar recording or notice statute; provided that the provisions of this Section 10.01 shall not prevent the creation, incurrence, assumption or existence of the following (Liens described below are herein referred to as “Permitted Liens”):

(i) inchoate Liens for taxes, assessments or governmental charges or levies not yet due or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;

(ii) Liens in respect of property or assets of the Borrower or any of its Subsidiaries imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as maritime privileges, carriers’, warehousemen’s, materialmen’s and mechanics’ liens and other similar Liens which are in existence less than 120 days from the date of creation thereof, and (x) which do not in the aggregate materially detract from the value of the Borrower’s or such Subsidiary’s property or assets or materially impair the use thereof in the operation of the business of the Borrower or such Subsidiary or (y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;

(iii) Liens in existence on the Effective Date which are listed, and the property subject thereto described, in Schedule VIII, and any refinancing, renewals, replacements and extensions thereof, provided that the aggregate principal amount of the Indebtedness, if any, secured by such Liens does not exceed the amount permitted under Section 10.04(iii);

(iv) Liens created pursuant to the Security Documents;

(v) Liens upon assets of the Borrower or any of its Subsidiaries subject to Capitalized Lease Obligations to the extent such Capitalized Lease Obligations are permitted by Section 10.04 (iv), provided that, except as otherwise permitted by clause (xvii) of this Section 10.01, (x) such Liens only serve to secure the payment of Indebtedness arising under such Capitalized Lease Obligation and (y) the Lien encumbering the asset giving rise to the Capitalized Lease Obligation does not encumber any other asset of the Borrower or any Subsidiary of the Borrower;

(vi) Liens placed upon Real Property, equipment, machinery or vessels (including, in each case, any accounts receivable and other general intangibles associated therewith) acquired or constructed after the Effective Date and used in the ordinary course of business of the Borrower or any of its Subsidiaries and placed at the time of the acquisition or construction thereof by the Borrower or such Subsidiary or within 270 days after such acquisition or the completion of such construction, as the case may be, to secure Indebtedness incurred to pay all or a portion of the purchase price or construction cost thereof or to secure Indebtedness incurred solely for the purpose of financing the acquisition or construction of any such equipment, machinery or vessels or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided that, except as otherwise permitted by clause (xvii) of this Section 10.01, (x) the Indebtedness secured by such Liens is permitted by Section 10.04(v) and (y) in all events, the Lien encumbering the equipment, machinery or vessels (and related accounts receivable and other general intangibles) so acquired or constructed does not encumber any other asset of the Borrower or any of its Subsidiaries and, provided further that individual financings of equipment, machinery or vessels by a single lender or a group of co-lenders may be cross-collateralized to other financings of equipment, machinery or vessels provided solely by such lender or group of lenders;

(vii) zoning restrictions, easements, trackage rights, leases (other than Capital Leases), licenses, special assessments, rights-of-way, restrictions, encroachments and other similar charges or encumbrances, and minor title deficiencies, in each case not securing Indebtedness and not materially interfering with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(viii) Liens arising from precautionary UCC financing statement filings regarding operating leases entered into in the ordinary course of business;

(ix) Liens arising out of the existence of judgments or awards in respect of which the Borrower or any of its Subsidiaries shall in good faith be prosecuting an appeal or proceedings for review and in respect of which there shall have been secured a subsisting stay of execution pending such appeal or proceedings, provided that the aggregate amount of all cash (including the stated amount of all letters of credit) and the fair market value of all other property subject to such Liens does not exceed $20,000,000 at any time outstanding;

(x) statutory and common law landlords’ liens under leases to which the Borrower or any of its Subsidiaries is a party;

(xi) deposits or pledges required in the ordinary course of business in connection with, or to secure payment of, payroll taxes, workmen’s compensation, unemployment insurance, old age pensions or other social security obligations (other than any Lien imposed by ERISA) and Liens securing the performance of bids, tenders, leases and contracts in the ordinary course of business, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business and consistent with past practice, provided that, in each case, such Liens (I) do not encumber any Collateral, (II) do not secure the payment of Indebtedness and (III) do not in the aggregate impair in any material respect the use of the property of the Borrower or any of its Subsidiaries in the operation of their business;

(xii) Permitted Encumbrances;

(xiii) Liens on assets of Trico Subsea AS and the Subsidiaries thereof securing the obligations of

Trico Subsea AS under the Trico Subsea AS Credit Agreement;

(xiv) Liens for crew’s wages, for wages of stevedores or for general average, salvage (including contract salvage) or collision; (xv) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(xvi) Liens arising out of the sale and lease-back transactions permitted under Section 10.02, so long as such Liens attach only to the property sold and being leased in such transaction and any accessions thereto or proceeds thereof and related property; and

(xvii) Liens (other than Liens on any of the Collateral) not otherwise permitted pursuant to this Section 10.01 which secure obligations permitted under this Agreement (other than Indebtedness for, or in respect of, borrowed money) not exceeding $5,000,000 in the aggregate at any time outstanding and which apply to property and/or assets with an aggregate fair market value (as determined by the Borrower in good faith) not to exceed at any time the amount referenced above in this clause (xvii).

In connection with the granting of Liens described in clauses (v) and (vi) above by the Borrower or any of its Subsidiaries, the Administrative Agent and the Collateral Agent shall be authorized to take any actions deemed appropriate by it in connection therewith (including, without limitation, by executing appropriate lien releases or lien subordination agreements in favor of the holder or holders of such Liens, in either case solely with respect to the item or items of equipment or other assets subject to such Liens).

10.02 Consolidation, Merger, Purchase or Sale of Assets, etc. The Borrower will not, and will not permit any of its Subsidiaries to, wind up, liquidate or dissolve its affairs or enter into any partnership, joint venture, or transaction of merger or consolidation, or convey, sell, lease, charter or otherwise dispose of all or any part of its property or assets, or any of the Collateral or enter into any sale-leaseback transactions, except that:

(i) (x) Investments by the Borrower and its Subsidiaries shall be permitted in accordance with Section 10.05 and (y) Capital Expenditures by the Subsidiaries of the Borrower shall be permitted to the extent not in violation of Section 10.07;

(ii) the Subsidiaries of the Borrower may sell any asset, including vessels (and  any related equipment and spare parts), provided that (x) no Default or Event of Default is then in existence or would result from each such sale, (y) each such sale is made at least at fair market value (as determined in good faith by the chief executive officer or the chief financial officer of the Borrower) and (z) other than in the case of transfers to joint ventures for purposes of employment of vessels in Mexico or Brazil, 75% of the consideration in respect of each such sale shall consist of cash or Cash Equivalents received by the respective Subsidiary of the Borrower which owned such vessel on the date of consummation of each such sale, provided that for purposes of the 75% cash or Cash Equivalent consideration requirement in the foregoing clause (z), (a) the amount of any Indebtedness of the Borrower or any Subsidiary (as shown on the Borrower’s or such Subsidiary’s most recent balance sheet or in the notes thereto) that is assumed by the transferee of any such assets and (b) the amount of any trade-in value applied to the purchase price of any replacement assets acquired in connection with such sale transfer or disposition shall be deemed to be cash;

(iii) any Subsidiary of the Borrower may lease (as lessee) or license (as licensee) real or personal property (so long as any such lease or license does not create a Capitalized Lease Obligation except to the extent permitted by Section 10.04(iv));

(iv) any Subsidiary of the Borrower may sell or discount, in each case without recourse and in the ordinary course of business, overdue accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof consistent with customary industry practice (and not as part of any bulk sale or financing transaction);

(v) the Borrower or any Subsidiary may sell or otherwise transfer all or any part of its business, properties or assets to the Borrower or any Guarantor, in each case so long as all actions necessary or desirable to preserve, protect and maintain the security interest and Lien of the Collateral Agent in any Collateral involved in any such transaction are taken to the reasonable satisfaction of the Collateral Agent;

(vi) any Subsidiary of the Borrower may merge with and into, or be dissolved or liquidated into, the Borrower, any Guarantor or any other Subsidiary of the Borrower, so long as (w) in the case of any such merger, dissolution or liquidation involving the Borrower, the Borrower is the surviving corporation of any such merger, dissolution or liquidation, (x) except as provided in preceding clause (w), in the cases of any such merger, dissolution or liquidation involving a Guarantor, a Guarantor is the surviving corporation of any such merger, dissolution or liquidation, (y) in the case of any such merger, dissolution or liquidation involving Subsidiaries of the Borrower that are not Credit Parties, a Subsidiary of the Borrower is the surviving corporation of any such merger, dissolution or liquidation, and (z) in all cases, the security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, dissolution or liquidation);

(vii) any Subsidiary of the Borrower may enter into demise, bareboat, time, voyage and other charter or lease arrangements pursuant to which any such Subsidiary charters or leases out a vessel to another Subsidiary of the Borrower or to a third Person, in each case so long as (x) such arrangements are entered into in the ordinary course of business and (y) such arrangements do not materially impair the value of the vessel or vessels subject to such arrangements;

(viii) any Foreign Subsidiary of the Borrower that is not a Credit Party may sell or otherwise transfer all or any part of its business, properties or assets to any Wholly-Owned Foreign Subsidiary of the Borrower;

(ix) any Subsidiary of the Borrower may sell obsolete or worn-out equipment or materials in the ordinary course of business;

(x) any Subsidiary of the Borrower may enter into sale-leaseback transactions provided that the aggregate remaining present value outstanding under the leases relating to such sale-leaseback transactions entered into pursuant to this clause (x) does not exceed at any one time outstanding $4,000,000; and

(xi) sales, transfers, leases or other dispositions of assets by each Credit Party not otherwise permitted by this Section 10.02; provided that the aggregate gross proceeds of any or alls assets sold, transferred, leased or otherwise disposed of in reliance upon this paragraph (xi) shall not exceed during any fiscal year $5,000,000.

To the extent the Required Lenders waive the provisions of this Section 10.02 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 10.02, such Collateral (unless sold to either Borrower or a Subsidiary of the Borrower) shall be sold free and clear of the Liens created by the Security Documents, and the Administrative Agent and Collateral Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing. Notwithstanding anything to the contrary contained above in this Section 10.02, in no event shall the Borrower of any of its Subsidiaries sell, lease or otherwise dispose of assets otherwise permitted under this Section 10.02 that, in the aggregate, constitute all or any substantial part of the assets of the Borrower and its Subsidiaries taken as a whole, provided that this sentence shall not apply to sales, leases and other dispositions otherwise permitted pursuant to Sections 10.02(v), (vi) and (viii).

10.03 Dividends. The Borrower will not, and will not permit any of its Subsidiaries to, authorize, declare or pay any Dividends with respect to the Borrower or any of its Subsidiaries, except that:

(i) any Subsidiary of the Borrower may pay cash Dividends to the Borrower or to any other Wholly-Owned Subsidiary of the Borrower which is a Credit Party and any Subsidiary of the Borrower which is not a Guarantor also may pay cash Dividends to a Wholly-Owned Subsidiary of the Borrower;

(ii) any non-Wholly-Owned Subsidiary of the Borrower may pay cash Dividends to its shareholders generally so long as the Borrower or its respective Subsidiary which owns the equity interest in the Subsidiary paying such Dividends receives at least its proportionate share thereof (based upon its relative holding of the equity interest in such Subsidiary paying such Dividends and taking into account the relative preferences, if any, of the various classes of equity interests of such Subsidiary);

(iii) the Borrower may pay Dividends on its Qualified Preferred Interests solely through the issuance of additional shares of its Qualified Preferred Interests but not in cash; and

(iv) the Borrower may pay Dividends, provided that (x) no Default or Event of Default exists at the time of payment thereof or after giving effect thereto and (y) the aggregate amount of Dividends paid pursuant to this clause (iv) shall not exceed an amount equal to 50% of the Consolidated Net Income of the Borrower for the period commencing on January 1, 2008 and ending on the last day of the fiscal quarter ended prior to the date of payment for which financial statements have been provided to the Administrative Agent pursuant to Section 9.01(a) or (b).

10.04 Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except:

(i) Indebtedness incurred pursuant to this Agreement and the other Credit Documents;

(ii) Indebtedness under (x) Interest Rate Protection Agreements which are nonspeculative in nature and are entered into with respect to other Indebtedness permitted to remain outstanding or be incurred, as the case may be, pursuant to this Section 10.04, and (y) Indebtedness evidenced by Other Hedging Agreements entered into pursuant to Section 10.05(vi);

(iii) (A) Existing Indebtedness listed on Schedule V (including Indebtedness incurred pursuant to commitments listed thereon) and (B) Indebtedness issued to refinance or replace any such Existing Indebtedness, provided that (I) the obligor or obligors on the Existing Indebtedness so refinanced or replaced is the obligor or obligors on such refinancing or replacement

Indebtedness, (II) the principal amount of the Indebtedness issued to refinance or replace such Existing Indebtedness is not increased beyond the greater of (x) the sum of (m) the amount outstanding thereunder, including accrued and unpaid interest, fees, expenses and other charges, on the date of such refinancing or replacement (and, in the case of revolving credit facilities, the maximum amount available for borrowing thereunder is not increased above the amount in place on the Effective Date (as such amount may have been reduced as provided in preceding clause (A))) plus (n) reasonable fees and expenses incurred in connection with such refinancing or replacement and (y) the lesser of 60% of the appraised fair market value of the assets securing such Existing Indebtedness and the amount of Indebtedness which could be incurred, such that the Borrower would be in compliance with the Financial Covenants on a pro forma basis after giving effect to the incurrence thereof, (III) such Indebtedness is not secured other than by Liens on the assets of the Borrower or any Subsidiary of the Borrower which were previously subject to Liens securing the Existing Indebtedness being refinanced or replaced as permitted by Section 10.01(iii) or Liens otherwise permitted under Section 10.01(xvii), and (IV) at the time of, and immediately after giving effect to, the incurrence of such refinancing or replacement Indebtedness, no Default or Event of Default shall be in existence;

(iv) Indebtedness of any Subsidiary of the Borrower evidenced by Capitalized Lease Obligations, provided that (x) at the time of, and after giving effect thereto, no Default or Event of Default shall be in existence and (y) in no event shall the sum of the aggregate principal amount of all Capitalized Lease Obligations permitted by this clause (iv) exceed $25,000,000 at any time outstanding;

(v) purchase money Indebtedness of the Borrower or any Subsidiary described in Section 10.01(vi), provided that (x) no Default or Event of Default exists at the time of the incurrence thereof and after giving effect thereto and after giving effect thereto and (y) after giving effect to the incurrence thereof the Borrower is in compliance with the Financial Covenants on a pro forma basis;

(vi) unsecured Indebtedness of the Borrower and the Guarantors, provided that (x) no Default or Event of Default exists at the time of the incurrence thereof and after giving effect thereto and (y) after giving effect to the incurrence thereof the Borrower is in compliance with the Financial Covenants on a pro forma basis;

(vii) intercompany Indebtedness to the extent permitted by Section 10.05(vii);

(viii) (x) Contingent Obligations of any Subsidiary of the Borrower (other than the Borrower and the Guarantors) with respect to Indebtedness and lease obligations of any other Subsidiary of the Borrower otherwise permitted under this Agreement and (y) Contingent Obligations of the Borrower and the Guarantors in the form of guaranties of Indebtedness of their Subsidiaries permitted under Sections 10.04(iv) and (xv) and of obligations of their Subsidiaries under operating leases entered into in the ordinary course of business;

(ix) Indebtedness of any Subsidiary of the Borrower with respect to performance bonds, surety bonds, appeal bonds or customs bonds required in the ordinary course of business or in connection with the enforcement of rights or claims of the Borrower or any of its Subsidiaries, provided that the aggregate outstanding amount of all such performance bonds, surety bonds, appeal bonds and customs bonds permitted by this subsection (ix) shall not at any time exceed $10,000,000;

(x) Indebtedness under operating leases entered into in the ordinary course of business;

(xi) Indebtedness under the Senior Notes;

(xii) intercompany Indebtedness existing under the Trico Supply Intercompany Loan Documentation and the Trico Cayman Intercompany Loan;

(xiii) indebtedness consisting of the financing of insurance premiums;

(xiv) Indebtedness of Trico Subsea AS and its Subsidiaries and Trico Supply AS and Trico Supply under the Trico Subsea AS Credit Agreement provided that in no event shall the aggregate principal amount thereof exceed $100,000,000 less the amount of permanent principal payments thereunder; and

(xv) so long as no Default or Event of Default then exists or would result therefrom, additional Indebtedness of the Subsidiaries of the Borrower not to exceed $5,000,000 in aggregate principal amount at any time outstanding, which Indebtedness shall be unsecured.

10.05 Advances, Investments and Loans. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any other Person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract (each of the foregoing an “Investment” and, collectively, “Investments”), except that the following shall be permitted:

(i) the Subsidiaries of the Borrower may acquire and hold accounts receivables owing to any of them;

(ii) the Subsidiaries of the Borrower may acquire and hold cash and Cash Equivalents;

(iii) the Borrower and its Subsidiaries may hold the Investments held by them on the Effective Date and described on Schedule X, provided that such Investments may be renewed or reinvested upon the expiration or maturity thereof, and provided further that any additional Investments made with respect thereto shall be permitted only if permitted under the other provisions of this Section 10.05;

(iv) the Subsidiaries of the Borrower may acquire and own investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(v) the Borrower and its Subsidiaries may make loans and advances to their officers, employees and consultants in the ordinary course of business not to exceed $500,000 in the aggregate at any time outstanding (calculated without regard to write-downs or write-offs thereof) and (ii) advances of payroll payments and expenses to employees in the ordinary course of business;

(vi) (x) the Borrower and its Subsidiaries may enter into Interest Rate Protection Agreements to the extent permitted by Section 10.04(ii) and (y) the Subsidiaries of the Borrower may enter into and perform their obligations under Other Hedging Agreements entered into in the ordinary course of business so long as each such Other Hedging Agreement is non-speculative in nature;

(vii) (A) the Borrower and its Subsidiaries may make intercompany loans and advances between and among one another, (B) Subsidiaries of the Borrower may make intercompany loans and advances to the Borrower and/or the Guarantors and (C) Wholly-Owned Subsidiaries of the Borrower that are not Credit Parties may make intercompany loans and advances between or among one another (collectively referred to herein as “Intercompany Loans”), in each case so long as (x) each Intercompany Loan made to a Credit Party is subject to the provisions of the Intercompany Subordination Agreement (which Intercompany Subordination Agreement must have been executed by the obligor and obligee of each such Intercompany Loan), and (y) the aggregate principal amount of such Intercompany Loans made by the Borrower and the

Guarantors to Subsidiaries of the Borrower which are not Credit Parties shall not exceed at any one time outstanding the sum of (x) $25,000,000 and (y) the net cash proceeds received by the Borrower after the Effective Date from the issuance of its common Equity Interests;

(viii) the Borrower and its Subsidiaries may incur Contingent Obligations permitted pursuant to Section 10.04(viii);

(ix) the Borrower and its Subsidiaries may hold Investments arising out of non-cash consideration for the sale of assets permitted by Section 10.02(ii);

(x) Investments permitted pursuant to Section 10.04;

(xi) the Borrower and its Subsidiaries may acquire equity interests in a Person which immediately after such acquisition and the related transactions becomes a Subsidiary of the Borrower, provided that (x) no Default or Event of Default exists at the time thereof or after giving effect thereto and (y) after giving effect thereto, the Borrower will be in compliance with the Financial Covenants on a pro forma basis; and

(xii) so long as no Default or Event of Default then exists or would result therefrom, the Subsidiaries of the Borrower may make cash capital contributions and/or loans to joint ventures and other Subsidiaries of the Borrower that are not Credit Parties in an aggregate amount not to exceed $10,000,000 in any fiscal year of the Borrower.

10.06 Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any transaction or series of related transactions with any Affiliate of the Borrower or any of its Subsidiaries, other than in the ordinary course of business and on terms and conditions substantially as favorable to the Borrower or such Subsidiary as would reasonably be obtained by the Borrower or such Subsidiary at that time in a comparable arm’s-length transaction with a Person other than an Affiliate, except that the following in any event shall be permitted:

(i) Dividends may be paid to the extent provided in Section 10.03;

(ii)loans may be made and other transactions (including the incurrence of Contingent Obligations) may be entered into by the Borrower and its Subsidiaries to the extent permitted by Sections 10.02, 10.04 and 10.05;

(iii) customary fees may be paid to non-officer directors of the Borrower and its Subsidiaries;

(iv) the Borrower and its Subsidiaries may enter into, and may make payments under, employment agreements, employee benefits plans, stock option plans, indemnification provisions and other similar compensatory arrangements (including arrangements made with respect to bonuses) with officers, employees and directors of the Borrower and its Subsidiaries in the ordinary course of business;

(v) the Borrower and its Subsidiaries may enter into employment agreements or arrangements with their respective officers and employees in the ordinary course of business; and

(vi) other transactions existing on the Effective Date and set forth on Schedule XI.

10.07 Maintenance Capital Expenditures. The Borrower will not, and will not permit any of its Subsidiaries to, make any Maintenance Capital Expenditures, except that the Subsidiaries of the Borrower may make Maintenance Capital Expenditures in an amount not to exceed $15,000,000 in any fiscal year.

10.08 Consolidated Leverage Ratio. The Borrower will not permit the Consolidated Leverage Ratio on the last day of any fiscal quarter of the Borrower to be greater than 4:00:1:00.

10.09 Consolidated Net Worth. The Borrower will not permit its Consolidated Net Worth on the last day of any fiscal quarter of the Borrower to be less than (i) 80% of Consolidated Net Worth on the Effective Date plus (ii) 50% of cumulative Consolidated Net Income (if positive) for the period, commencing on January 1, 2008 and ending on the last day of such fiscal quarter plus (iii) 100% of the face amount of any equity interests issued by the Borrower after the Effective Date.

10.10 Free Liquidity. The Borrower shall maintain at all times Free Liquidity of not less than $5,000,000.

10.11 Limitations on Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements, etc. The Borrower will not, and will not permit any of its Subsidiaries to:

(i) amend, modify or change its certificate or articles of incorporation (including, without limitation, by the filing or modification of any certificate or articles of designation), certificate of formation, limited liability company agreement or by-laws (or the equivalent organizational documents), as applicable, or any agreement entered into by it with respect to its Capital Stock or other equity interests, or enter into any new agreement with respect to its Capital Stock or other equity interests, unless such amendment, modification, change or other action contemplated by this clause (iii) could not reasonably be expected to be materially adverse to the interests of the Lenders;

(ii) amend, modify or change any provision of the Trico Supply Intercompany Loan Documentation, except for amendments to the interest rate and other terms thereof necessary to comply with applicable law or any rule, regulation, judgment or similar act of any governmental authority; or

(iii) prepay, discharge or forgive all or any portion of the Trico Supply Intercompany Loan, provided that repayments of the Trico Supply Intercompany Loan shall be permitted if after giving effect thereto, the remaining principal balance thereof shall equal or exceed the Total Commitment.

10.12 Limitation on Certain Restrictions on Subsidiaries. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by the Borrower or any of its Subsidiaries, or pay any Indebtedness owed to the Borrower or any of its Subsidiaries, (b) make loans or advances to the Borrower or any of its Subsidiaries or (c) transfer any of its properties or assets to the Borrower or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) this Agreement and the other Credit Documents, the Senior Notes, the Trico Subsea AS Credit Agreement, Trico Cayman Intercompany Loan and the Trico Supply Intercompany Loan Documentation, (iii) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of the Borrower or any of its Subsidiaries, (iv) customary provisions restricting assignment of any agreement entered into by the Borrower or any of its Subsidiaries in the ordinary course of business, (v) restrictions on the transfer of any asset pending the close of the sale of such asset, and (vi) restrictions on the transfer of any asset subject to a Lien permitted by Section 10.01(iii), (v) or (vi).

10.13 Limitation on Issuance of Capital Stock. (a) The Borrower will not, and will not permit any of its Subsidiaries to, issue (i) any preferred stock or other preferred equity interests, other than Qualified Preferred Interests of the Borrower or (ii) any redeemable common stock or other redeemable common equity interests other than common stock or other redeemable common equity interests that is redeemable at the sole option of the Borrower or such Subsidiary, as the case may be.

(b) The Borrower will not permit any of its Subsidiaries to issue any Capital Stock or other equity interests (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, Capital Stock or other equity interests, except (i) for transfers and replacements of then outstanding shares of Capital Stock or other equity interests, (ii) for stock splits, stock dividends and issuances which do not decrease the percentage ownership of the Borrower or any Credit Party in any class of the Capital Stock or other equity interests of such Credit Party, or (iii) to qualify directors to the extent required by applicable law, (iv) for issuances by newly created or acquired Subsidiaries in accordance with the terms of this Agreement.

10.14 Change of Legal Names; Type of Organization (and whether a Registered Organization); Jurisdiction of Organization etc. No Credit Party will change its legal name, its type of organization, its status as a registered organization (in the case of a registered organization), its jurisdiction of organization, its location, or its organizational identification number (if any), except that any such changes shall be permitted (so long as not in violation of the applicable requirements of the Security Documents and so long as same do not involve (x) a registered organization ceasing to constitute the same, (y) either ceasing to constitute a corporation or (z) changing its jurisdiction of organization or location from the United States or a State thereof to a jurisdiction of organization or location, as the case may be, outside the United

States or a State thereof) if (i) it shall have given to the Collateral Agent not less than 15 days’ prior written notice of each change to the information listed on Schedule VII (as adjusted for any subsequent changes thereto previously made in accordance with this sentence), together with a supplement to Schedule VII which shall correct all information contained therein for each Credit Party, and (ii) in connection with the respective such change or changes, it shall have taken all action reasonably requested by the Collateral Agent to maintain the security interests of the Collateral Agent in the Collateral intended to be granted hereby at all times fully perfected and in full force and effect.

10.15 Business. The Borrower will not, and will not permit any of its Subsidiaries to, engage in any business other than any business conducted by the Borrower and its Subsidiaries on the Effective Date and any other business or activities as may be substantially similar, incidental or related thereto.

10.16 ERISA. The Borrower will not and will not, permit any of its Subsidiaries, nor any ERISA Affiliate, to (i) engage in any “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code which could result in a material liability for the Borrower or any of its Subsidiaries; or (ii) sponsor, maintain, make contributions to or incur liabilities in respect of any Plan which is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code.

SECTION 11. Events of Default. Upon the occurrence of any of the following specified events (each an “Event of Default”):

11.01 Payments. Either the Borrower shall (i) default in the payment when due of any principal of any Revolving Loan or any Revolving Note or (ii) default, and such default shall continue unremedied for more than three Business Days, in the payment when due of any interest on any Revolving Loan or Revolving Note, or any Fees or any other amounts owing hereunder or thereunder; or

11.02 Representations, etc. Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document or in any certificate delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

11.03 Covenants. The Borrower or any of its Subsidiaries shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in Sections 9.01(g), 9.08, 9.11(c), 9.12, 9.13 or Section 10 or (ii) default in the due performance or observance by it of any other term, covenant or agreement (other than those referred to in Section 11.01, 11.02 or clause (i) of this Section 11.03) contained in this Agreement and, in the case of this clause (ii), such default shall continue unremedied for a period of 30 days after written notice to the defaulting party by the Administrative Agent or the Required Lenders; or

11.04 Default Under Other Agreements. (i) The Borrower or any of its Subsidiaries shall default in any payment of any Indebtedness (other than the Obligations) beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) the Borrower or any of its Subsidiaries shall default in the observance or performance of any agreement or condition relating to any Indebtedness (other than the Obligations) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such Indebtedness to become due prior to its stated maturity or, provided that it shall not be a Default or Event of Default under this Section 11.04 unless the aggregate principal amount of all Indebtedness as described in preceding clauses (i) through (ii), inclusive, is at least $10,000,000; or

11.05 Bankruptcy, etc. The Borrower or any of its Subsidiaries shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against the Borrower or any of its Subsidiaries and the petition is not controverted within 10 days after service of summons, or is not dismissed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of the Borrower or any of its Subsidiaries or the Borrower or any of its Subsidiaries commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Borrower or any of its Subsidiaries or there is commenced against the Borrower or any of its Subsidiaries any such proceeding which remains undismissed for a period of 60 days, or the Borrower or any of its Subsidiaries is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Borrower or any of its Subsidiaries suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or the Borrower or any of its Subsidiaries makes a general assignment for the benefit of creditors; or any corporate action is taken by the Borrower or any of its Subsidiaries for the purpose of effecting any of the foregoing; or

11.06 ERISA. (a) A contribution required to be made with respect to a Plan or a Foreign Pension Plan is not timely made, or the Borrower or any of its Subsidiaries has incurred or is reasonably likely to incur liabilities pursuant to one or more employee welfare benefit plans (as defined in Section 3(1) of ERISA) that provide benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or Plans or Foreign Pension Plans, or the Borrower or any of its Subsidiaries has incurred or is reasonably likely to incur any liability on account of a group health plan (as defined in Section 607(1) of ERISA, Section 4980B(g)(2) of the Code or 45 Code of Federal Regulations Section 160.103) under Section 4980B of the Code and/or the Health Insurance Portability and Accountability Act of 1996; (b) there shall result from any such event or events the imposition of a lien, the granting of a security interest, or a liability or a material risk of incurring a liability; and (c) such lien, security interest or liability, individually and/or in the aggregate, in the opinion of the Required Lenders, has had, or could reasonably be expected to have, a Material Adverse Effect; or

11.07 Security Documents. At any time after the execution and delivery thereof, any of the Security Documents shall cease to be in full force and effect, or shall cease in to give the Collateral Agent for the benefit of the Secured Creditors the Liens, rights, powers and privileges purported to be created thereby (including, without limitation, a perfected security interest in, and Lien on, all of the Collateral), in favor of the Collateral Agent, superior to and prior to the rights of all third Persons (except in connection with Permitted Liens), and subject to no other Liens (except Permitted Liens); or

11.08 Guaranties. The Guaranty or any provision thereof shall cease to be in full force and effect, or any Guarantor or any Person acting by or on behalf of such Guarantor shall deny or disaffirm such Guarantor’s obligations under the Guaranty or any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the Guaranty; or

11.09 Judgments. One or more judgments or decrees shall be entered against the Borrower or any of its Subsidiaries involving in the aggregate for the Borrower and its Subsidiaries a liability (not paid or fully covered by a reputable and solvent insurance company) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of 60 consecutive days, and the aggregate amount of all such judgments, to the extent not covered by insurance, equals or exceeds $5,000,000; or

11.10 Change of Control. A Change of Control shall occur; or

11.11 Trico Subsea AS Credit Agreement. An event of default under and as defined in the Trico Subsea AS Credit Agreement shall have occurred.

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent, upon the written request of the Required Lenders, shall by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent, any Lender or the holder of any Revolving Note to enforce its claims against any Credit Party (provided that, if an Event of Default specified in Section 11.05 shall occur with respect to the Borrower, the result which would occur upon the giving of written notice by the Administrative Agent to the Borrower as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice): (i) declare the Total Commitment terminated, whereupon all Revolving Loan Commitments of each Lender shall forthwith terminate immediately and any Commitment Commission shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest in respect of all Revolving Loans and the Revolving Notes and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party; (iii) terminate any Letter of Credit which may be terminated in accordance with its terms; (iv) direct the Borrower to pay (and the Borrower hereby agrees upon receipt of such notice, or upon the occurrence of Event of Default specified in Section 11.05 with respect to the Borrower, to pay) to the Collateral Agent at the Payment Office such additional amount of cash or Cash Equivalents, to be held as security by the Collateral Agent, as is equal to the aggregate Stated Amount of all Letters of Credit issued for the account of the Borrower then outstanding; (v) enforce, as Collateral Agent, all of the Liens and security interests created pursuant to the Security Documents; and (vi) apply any cash collateral held by the Administrative Agent pursuant to Section 4.02 to the repayment of the Obligation in Section 4.02.

SECTION 12. The Administrative Agent.

12.01 Appointment. The Lenders hereby irrevocably designate and appoint Nordea Bank Finland Plc, New York Branch, as Administrative Agent (for purposes of this Section 12 and Section 14.01, the term “Administrative Agent” also shall include Nordea Bank Finland Plc, New York Branch (and/or any of its affiliates) in its capacity as Collateral Agent pursuant to the Security Documents and in its capacity as Lead Arranger and Book Runner in connection with this Agreement and the financings contemplated hereby) to act as specified herein and in the other Credit Documents. Each Lender hereby irrevocably authorizes, and each holder of any Revolving Note by the acceptance of such Revolving Note shall be deemed irrevocably to authorize, the Administrative Agent to take such action on its behalf under the provisions of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Administrative Agent may perform any of its respective duties hereunder by or through its officers, directors, agents, employees or affiliates.

12.02 Nature of Duties. The Administrative Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement and in the other Credit Documents. Neither the Administrative Agent nor any of its officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by it or them hereunder or under any other Credit Document or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct (as determined by a court of competent jurisdiction in final and non–appealable decision). The duties of the Administrative

Agent shall be mechanical and administrative in nature; the Administrative Agent shall not have by reason of this Agreement or any other Credit Document a fiduciary relationship in respect of any Lender or the holder of any Revolving Note; and nothing in this Agreement or any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein.

12.03 Lack of Reliance on the Administrative Agent. Independently and without reliance upon the Administrative Agent, each Lender and the holder of each Revolving Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Borrower and its Subsidiaries in connection with the making and the continuance of the Revolving Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of the Borrower and its Subsidiaries and, except as expressly provided in this Agreement, the Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Revolving Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Revolving Loans or at any time or times thereafter. The Administrative Agent shall not be responsible to any Lender or the holder of any Revolving Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of this Agreement or any other Credit Document or the financial condition of the Borrower and its Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, or the financial condition of the Borrower and its Subsidiaries or the existence or possible existence of any Default or Event of Default.

12.04 Certain Rights of the Administrative Agent. If the Administrative Agent requests instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received instructions from the Required Lenders; and the Administrative Agent shall not incur liability to any Lender by reason of so refraining. Without limiting the foregoing, neither any Lender nor the holder of any Revolving Note shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders.

12.05 Reliance. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that the Administrative Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Credit Document and its duties hereunder and thereunder, upon advice of counsel selected by the Administrative Agent.

12.06 Indemnification. To the extent the Administrative Agent (or any affiliate thereof) is not reimbursed and indemnified by the Borrower, the Lenders will reimburse and indemnify the Administrative Agent (and any affiliate thereof), in proportion to their respective “percentage” as used in determining the Required Lenders determined as if there were no Defaulting Lenders), for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent (or any affiliate thereof) in performing its duties hereunder or under any other Credit Document, or in any way relating to or arising out of this Agreement or any other Credit Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s (or such affiliate’s) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

12.07 The Administrative Agent in its Individual Capacity. With respect to its obligation to make Revolving Loans, or issue or participate in Letters of Credit, under this Agreement, the Administrative Agent shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lender,” “Required Lenders,” “holders of Revolving Notes” or any similar terms shall, unless the context clearly indicates otherwise, include the Administrative Agent in its respective individual capacities. The Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to any Credit Party or any Affiliate of any Credit Party (or any Person engaged in a similar business with any Credit Party or any Affiliate thereof) as if they were not performing the duties specified herein, and may accept fees and other consideration from any Credit Party or any Affiliate of any Credit Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

12.08 Holders. The Administrative Agent may deem and treat the payee of any Revolving Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Revolving Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Revolving Note or of any Revolving Note or Revolving Notes issued in exchange therefor.

12.09 Resignation by the Administrative Agent. (a) The Administrative Agent may resign from the performance of all its respective functions and duties hereunder and/or under the other Credit Documents at any time by giving 15 Business Days’ prior written notice to the Lenders and, unless a Default or an Event of Default under Section 11.05 then exists, the Borrower. Any such resignation by an Administrative Agent hereunder shall also constitute its resignation as an Issuing Lender, in which case the resigning Administrative Agent (x) shall not be required to issue any further Letters of Credit hereunder and (y) shall maintain all of its rights as Issuing Lender with respect to any Letters of Credit issued by it, prior to the date of such resignation. Such resignation shall take effect upon the appointment of a successor

Administrative Agent pursuant to clauses (b) and (c) below or as otherwise provided below.

(b) Upon any such notice of resignation by the Administrative Agent, the Required Lenders shall appoint a successor Administrative Agent hereunder or thereunder who shall be a commercial bank or trust company reasonably acceptable to the Borrower, which acceptance shall not be unreasonably withheld or delayed (provided that the Borrower’s approval shall not be required if an Event of Default then exists).

(c) If a successor Administrative Agent shall not have been so appointed within such 15 Business Day period, the Administrative Agent, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed, provided that the Borrower’s consent shall not be required if an Event of Default then exists), shall then appoint a successor Administrative Agent who shall serve as Administrative Agent hereunder or thereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(d) If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) above by the 30th Business Day after the date such notice of resignation was given by the Administrative Agent, the Administrative Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Credit Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

SECTION 13. Guaranty.

13.01 Guaranty. In order to induce the Administrative Agent, the Issuing Lenders and the Lenders to enter into this Agreement and to extend credit hereunder, and in recognition of the direct benefits to be received by the Borrower from the proceeds of the Revolving Loans and the issuance of the Letters of Credit, the Guarantors hereby agree with the Guaranteed Creditors as follows: the Guarantors hereby and unconditionally and irrevocably guarantee to the Guaranteed Creditors, as primary obligor and not merely as surety, the full and prompt payment when due, whether upon maturity, acceleration or otherwise, of any and all of the Guaranteed Obligations to the Guaranteed Creditors. If any or all of the Guaranteed Obligations becomes due and payable hereunder, the Guarantors, unconditionally and irrevocably, promise to pay such indebtedness to the Administrative Agent and/or the other Guaranteed Creditors, or order, on demand, together with any and all reasonable documented out-of-pocket expenses which may be incurred by the Administrative Agent and the other Guaranteed Creditors in collecting any of the Guaranteed Obligations. If claim is ever made upon any Guaranteed Creditor for repayment or recovery of any amount or amounts received in payment or on account of any of the Guaranteed Obligations and any of the aforesaid payees repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (ii) any settlement or compromise of any such claim effected by such payee with any such claimant (including the Borrower), then and in such event the Guarantors agree that any such judgment, decree, order, settlement or compromise shall be binding upon the Guarantors, notwithstanding any revocation of this Guaranty or other instrument evidencing any liability of the Borrower, and the Guarantors shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.

13.02 Bankruptcy. Additionally, the Guarantors unconditionally and irrevocably guarantee to the Guaranteed Creditors the payment of any and all of the Guaranteed Obligations whether or not due or payable by the Borrower upon the occurrence of any of the events specified in Section 11.05, and unconditionally, irrevocably, jointly and severally promises to pay such indebtedness to the Guaranteed Creditors, or order, on demand.

13.03 Nature of Liability. The liability of the Guarantors hereunder is exclusive and independent of any security for or other guaranty of the Guaranteed Obligations, whether executed by the Guarantors, any other guarantor or by any other party, and the liability of the Guarantors hereunder shall not be affected or impaired by (a) any direction as to application of payment by the Borrower or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Guaranteed Obligations, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by the Borrower, or (e) any payment made to any Guaranteed Creditor on the Guaranteed Obligations which any such Guaranteed Creditor repays to the Borrower or any other Subsidiary of the Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and the Borrower waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding, or (f) any action or inaction of the type described in Section 13.05.

13.04 Independent Obligation. The obligations of the Guarantors hereunder are independent of the obligations of any other guarantor, any other party or the Borrower, and a separate action or actions may be brought and prosecuted against the Guarantors whether or not action is brought against any other guarantor, any other party or the Borrower and whether or not any other guarantor, any other party or the Borrower be joined in any such action or actions. The Guarantors waive, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by the Borrower or other circumstance which operates to toll any statute of limitations as to the Borrower shall operate to toll the statute of limitations as to the Guarantors.

13.05 Authorization. The Guarantors authorize the Guaranteed Creditors without notice or demand (except as shall be required by applicable statute or this Agreement  and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to:

(a) in accordance with the terms and provisions of this Agreement and the other Credit Documents, change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew, increase, accelerate or alter, any of the Guaranteed Obligations (including any increase or decrease in the principal amount thereof or the rate of interest or fees thereon), any security therefor, or any liability incurred directly or indirectly in respect thereof, and this Guaranty made shall apply to such Guaranteed Obligations as so changed, extended, renewed or altered;

(b) take and hold security for the payment of the Guaranteed Obligations and sell, exchange, release, impair, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset thereagainst;

(c) exercise or refrain from exercising any rights against the Borrower, any other Credit Party or others or otherwise act or refrain from acting;

(d) release or substitute any one or more endorsers, guarantors, the Borrower, other Credit Parties or other obligors;

(e) settle or compromise any of the Guaranteed Obligations, any security therefore or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of the Borrower to its creditors other than the Guaranteed Creditors;

(f) apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of the Borrower to the Guaranteed Creditors regardless of what liability or liabilities of the Borrower remain unpaid;

(g) consent to or waive any breach of, or any act, omission or default under, this Agreement or any other Credit Document or any of the instruments or agreements referred to herein or therein, or, pursuant to the terms of the Credit Documents, otherwise amend, modify or supplement this Agreement or any other Credit Document or any of such other instruments or agreements; and/or

(h) take any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of the Guarantors from their liabilities under this Guaranty.

13.06 Reliance. It is not necessary for any Guaranteed Creditor to inquire into the capacity or powers of the Guarantors or any of their Subsidiaries or the officers, directors, partners or agents acting or purporting to act on their behalf, and any Guaranteed Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

13.07 Subordination. Any indebtedness of the Borrower now or hereafter owing to the Guarantors is hereby subordinated to the Guaranteed Obligations of the Borrower owing to the Guaranteed Creditors; and if the Administrative Agent so requests at a time when an Event of Default exists, all such indebtedness of the Borrower to the Guarantors shall be collected, enforced and received by the Guarantors for the benefit of the Guaranteed Creditors and be paid over to the Administrative Agent on behalf of the Guaranteed Creditors on account of the Guaranteed Obligations, but without affecting or impairing in any manner the liability of the Guarantors under the other provisions of this Guaranty. Prior to the transfer by the Guarantors of any note or negotiable instrument evidencing any such indebtedness of the Borrower to the Guarantors, the Guarantors shall mark such note or negotiable instrument with a legend that the same is subject to this subordination. Without limiting the generality of the foregoing, the Guarantors hereby agree with the Guaranteed Creditors that they will not exercise any right of subrogation which they may at any time otherwise have as a result of this Guaranty (whether contractual, under Section 509 of the Bankruptcy Code or otherwise) until all Guaranteed Obligations have been paid in full in cash. If and to the extent required in order for the Guaranteed Obligations of any Guarantor to be enforceable under applicable federal, state and other laws relating to the insolvency of debtors, the maximum liability of such Guarantor hereunder shall be limited to the greatest amount which can lawfully be guaranteed by such Guarantor under such laws, after giving effect to any rights of contribution, reimbursement and subrogation arising under this Section 13.07.

13.08 Waiver. (a) The Guarantors waive any right (except as shall be required by applicable statute and cannot be waived) to require any Guaranteed Creditor to (i) proceed against the Borrower, any other guarantor or any other party, (ii) proceed against or exhaust any security held from the Borrower, any other guarantor or any other party or (iii) pursue any other remedy in any Guaranteed Creditor’s power whatsoever. The Guarantors waive any defense based on or arising out of any defense of the Borrower, any other guarantor or any other party, other than payment in full in cash of the Guaranteed Obligations, based on or arising out of the disability of the Borrower, any other guarantor or any other party, or the validity, legality or unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower other than payment in full in cash of the Guaranteed Obligations. The Guaranteed Creditors may, at their election, foreclose on any security held by the Administrative Agent or any other Guaranteed Creditor by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Guaranteed Creditors may have against the Borrower, or any other party, or any security, without affecting or impairing in any way the liability of the Guarantors hereunder except to the extent the Guaranteed Obligations have been paid in cash. The Guarantors waive any defense arising out of any such election by the Guaranteed Creditors, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of the Guarantors against the Borrower, or any other party or any security.

(b) The Guarantors waive all presentments, demands for performance, protests and notices, including, without limitation, notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Guaranty, and notices of the existence, creation or incurring of new or additional Guaranteed Obligations. The Guarantors assume all responsibility for being and keeping themselves informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks which the Guarantors assume and incur hereunder, and agree that neither the Administrative Agent nor any of the other Guaranteed Creditors shall have any duty to advise the Guarantors of information known to them regarding such circumstances or risks.

13.09 Payment. All payments made by the Guarantors pursuant to this Section 13 shall be made in Dollars. All payments made by the Guarantors pursuant to this Section 13 will be made without setoff, counterclaim or other defense.

SECTION 14.  Miscellaneous.

14.01 Payment of Expenses, etc. The Borrower agrees to: (i) whether or not the transactions herein contemplated are consummated, pay all reasonable out-of-pocket costs and expenses of the Administrative Agent (including, without limitation, the reasonable fees and disbursements of White & Case LLP and the Administrative Agent’s local maritime counsel and the Administrative Agent’s consultants) in connection with the preparation, execution and delivery of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein and any amendment, waiver or consent relating hereto or thereto, of the Administrative Agent in connection with its syndication efforts with respect to this

Agreement and of the Administrative Agent and, after the occurrence of an Event of Default, each of the Issuing Lenders and Lenders in connection with the enforcement of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings (including, in each case without limitation, the reasonable fees and disbursements of counsel and consultants for the Administrative Agent and, after the occurrence of an Event of Default, counsel for each of the Issuing Lenders and Lenders); (ii) pay and hold the Administrative Agent, each of the Issuing Lenders and each of the Lenders harmless from and against any and all present and future stamp, documentary, transfer, sales and use, value added, excise and other similar taxes with respect to the foregoing matters, the performance of any obligation under this

Agreement or any other Credit Document or any payment thereunder, and save the Administrative Agent, each of the Issuing Lenders and each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to the Administrative Agent, such Issuing Lender or such Lender) to pay such taxes; and (iii) indemnify the Administrative Agent, the Collateral Agent, each Issuing Lender and each Lender, and each of their respective officers, directors, employees, representatives, agents, affiliates, trustees and investment advisors from and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements (including reasonable attorneys’ and consultants’ fees and disbursements) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any investigation, litigation or other proceeding (whether or not the Administrative Agent, any Issuing Lender or any Lender is a party thereto and whether or not such investigation, litigation or other proceeding is brought by or on behalf of any Credit Party) related to the entering into and/or performance of this Agreement or any other Credit Document or the use of any Letter of Credit or the proceeds of any Revolving Loans hereunder or the consummation of the Transaction or any other transactions contemplated herein or in any other Credit Document or the exercise of any of their rights or remedies provided herein or in the other Credit Documents, or (b) the Release of Hazardous Materials by the Borrower or any of the Borrower’s Subsidiaries into the air, surface water or groundwater or on the surface or subsurface of any vessel or Real Property at any time owned, operated or occupied by the Borrower, or any of the Borrower’s Subsidiaries, the generation, storage, transportation, handling, disposal or Release of Hazardous Materials by the Borrower or any of the Borrower’s Subsidiaries at any location, whether or not owned, leased or operated by the Borrower or any of the Borrower’s Subsidiaries, the non-compliance of any vessel or Real Property with Environmental Laws (including applicable permits thereunder) applicable to any vessel or Real Property, or any Environmental Claim asserted against the Borrower or any of the Borrower’s Subsidiaries, or any vessel or Real Property at any time owned, operated or occupied by the Borrower or any of the Borrower’s Subsidiaries, including, in each case, without limitation, the reasonable fees and disbursements of counsel and other consultants incurred in connection with any such investigation, litigation or other proceeding (but excluding any losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified (as determined by a court of competent jurisdiction in a final and non-appealable decision) or caused by the actions or inactions of the Person to be indemnified. To the extent that the undertaking to indemnify, pay or hold harmless the Administrative Agent, any Issuing Lender or any Lender set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.

14.02 Right of Setoff. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent, each Issuing Lender and each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by the Administrative Agent, such Issuing Lender or such Lender (including, without limitation, by branches and agencies of the Administrative Agent, such Issuing Lender or such Lender wherever located) to or for the credit or the account of the Borrower or any of its Subsidiaries against and on account of the Obligations and liabilities of the Credit Parties to the Administrative Agent, such Issuing Lender or such Lender under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations purchased by such Lender pursuant to Section 14.06(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not the Administrative Agent, such Issuing Lender or such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

14.03 Notices. Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telex, telecopier or cable communication) and mailed, telegraphed, telexed, telecopied, cabled or delivered: if to any Credit Party, at the address specified opposite its signature below or in the other relevant Credit Documents; if to any Lender, at its address specified on Schedule II; and if to the Administrative Agent, at the Notice Office; or, as to any Credit Party or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Lender, at such other address as shall be designated by such Lender in a written notice to the Borrower and the Administrative Agent. All such notices and communications shall, when mailed, telegraphed, telexed, telecopied, or cabled or sent by overnight courier, be effective when deposited in the mails, delivered to the telegraph company, cable company or overnight courier as the case may be, or sent by telex or telecopier, except that notices and communications to the Administrative Agent shall not be effective until received by the Administrative Agent. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service, sent by telecopier or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 14.03 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 14.03.

14.04 Benefit of Agreement; Assignments; Participations.

(a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, that the Borrower may not assign or transfer any of its rights, obligations or interest hereunder or under any other Credit Document without the prior written consent of the Lenders, (which shall not be unreasonably withheld or delayed), and, provided further, that, although any Lender may transfer, assign or grant participations in its rights hereunder, such Lender shall remain a “Lender” for all purposes hereunder (and may not transfer or assign all or any portion of its Revolving Loan Commitments hereunder except as provided in Sections 2.13 and 14.04(b)) and the transferee, assignee or participant, as the case may be, shall not constitute a “Lender” hereunder and, provided further, that no Lender shall transfer or grant any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Revolving Loan or Revolving Note or Letter of Credit (unless such Letter of Credit is not extended beyond the Maturity Date) in which such participant is participating, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof (it being understood that any amendment or modification to the financial definitions in this Agreement or to Section 14.07(a) shall not constitute a reduction in the rate of interest or Fees payable hereunder) or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitment shall not constitute a change in the terms of such participation, and that an increase in any Revolving Loan Commitment (or the available portion thereof) or Revolving Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement or (iii) release all or substantially all of the Collateral under all of the Security Documents (except as expressly provided in the Credit Documents) supporting the Revolving Loans or Letters of Credit hereunder in which such participant is participating. In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation.

(b) Notwithstanding the foregoing, any Lender (or any Lender together with one or more other Lenders) may (x) assign all or a portion of its Revolving Loan Commitment and related outstanding Obligations hereunder to (i) (A) its parent company and/or any affiliate of such other Lender which is at least 50% owned by such Lender or its parent company or (B) to one or more other Lenders or any affiliate of any such Lender which is at least 50% owned by such other Lender or its parent company (provided that any fund that invests in loans and is managed or advised by the same investment advisor of another fund which is a Lender (or by an Affiliate of such investment advisor) shall be treated as an affiliate of such other Lender for the purposes of this sub-clause (x)(i)(B)), or (ii) in the case of any Lender that is a fund that invests in loans, any other fund that invests in loans and is managed or advised by the same investment advisor of any Lender or by an Affiliate of such investment advisor or (iii) to one or more Lenders or (y) assign all, or if less than all, a portion equal to at least $5.0 million in the aggregate for the assigning Lender or assigning Lenders, of such Revolving Loan Commitments and related outstanding Obligations hereunder to one or more Eligible Transferees (treating any fund that invests in bank loans and any other fund that invests in bank loans and is managed or advised by the same investment advisor of such fund or by an Affiliate of such investment advisor as a single Eligible Transferee), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Assumption Agreement, provided that (i) at such time, Schedule I shall be deemed modified to reflect the Revolving Loan Commitments and/or outstanding Revolving Loans, as the case may be, of such new Lender and of the existing Lenders, (ii) upon the surrender of the relevant Revolving Notes by the assigning Lender, new Revolving Notes will be issued, at the Borrower’s expense, to such new Lender and to the assigning Lender upon the request of such new Lender or assigning Lender, such new Revolving Notes to be in conformity with the requirements of Section 2.05 (with appropriate modifications) to the extent needed to reflect the revised Revolving Loan Commitments and/or outstanding Revolving Loans, as the case may be, (iii) the consent of (x) the Administrative Agent and each Issuing Lender and (y) so long as no Default or Event of Default is then in existence, the Borrower shall, in each case, be required in connection with any such assignment pursuant to clause (y) above (each of which consents shall not be unreasonably withheld or delayed), (iv) the Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500 and (v) no such transfer or assignment will be effective until recorded by the Administrative Agent on the Register pursuant to Section 14.15. To the extent of any assignment pursuant to this Section 14.04(b), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Revolving Loan Commitments and outstanding Revolving Loans. At the time of each assignment pursuant to this Section 14.04(b) to a Person which is not already a Lender hereunder and which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes, the respective assignee Lender shall, to the extent legally entitled to do so, provide to the Borrower the appropriate Internal Revenue Service Forms (and, if applicable, a Section 5.04(b)(ii) Certificate described in Section 5.04(b)) to the extent such forms would provide a complete exemption from or reduction in United States withholding tax. In addition, each respective assignee Lender that is not an “exempt recipient” (as such term is defined in Section 1.6049-4(c)(1)(ii) in the United States Treasury Regulations), as reasonably determined by the Borrower or the Administrative Agent, shall deliver such documentation (including Form W-9) prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such assignee Lender is subject to backup withholding or information reporting requirements. To the extent that an assignment of all or any portion of a Lender’s Revolving Loan Commitments and related outstanding Obligations pursuant to Section 2.13 or this Section 14.04(b) would, at the time of such assignment, result in increased costs under Section 2.10 or 3.06 or additional amounts or indemnification under Section 5.04 hereof from those being charged by the respective assigning Lender prior to such assignment, then the Borrower shall not be obligated to pay such increased costs, additional amounts or indemnification (although the Borrower, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment).

(b) Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Revolving Loans and Revolving Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank and, with prior notification to the Administrative Agent (but without the consent of the Administrative Agent or the Borrower), any Lender which is a fund may pledge all or any portion of its Revolving Loans and Revolving Notes to its trustee or to a collateral agent providing credit or credit support to such Lender in support of its obligations to such trustee, such collateral agent or a holder of such obligations, as the case may be. No pledge pursuant to this clause (c) shall release the transferor Lender from any of its obligations hereunder.

14.05 No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower or any other Credit Party and the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender would otherwise have. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender to any other or further action in any circumstances without notice or demand.

14.06 Payments Pro Rata. (a) Except as otherwise provided in this Agreement, the Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of the Borrower in respect of any Obligations hereunder, the Administrative Agent shall distribute such payment to the Lenders entitled thereto (other than any Lender that has consented in writing to waive its pro rata share of any such payment) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

(b) Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise), which is applicable to the payment of the principal of, or interest on, the Revolving Loans, Unpaid Drawings, or Fees, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Credit Party to such Lenders in such amount as shall result in a proportional participation by all the Lenders in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Lenders, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

(c) Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 14.06(a) and (b) shall be subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders.

14.07 Calculations; Computations.  (a) The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with GAAP in the United States consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Borrower to the Lenders to the extent, in each case, permitted by the terms of this Agreement); provided that, except as otherwise specifically provided herein, all computations of the Applicable Margin, and all computations and all definitions (including accounting terms) used in determining compliance with the Financial Covenants, shall utilize generally accepted accounting principles and policies in conformity with, and consistent with, those used to prepare the historical audited consolidated financial statements of the Borrower and its Subsidiaries referred to in Section 8.05(a).

(b) All computations of interest, Commitment Commission and other Fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day; except that in the case of Letter of Credit Fees and Facing Fees, the last day shall be included) occurring in the period for which such interest, Commitment Commission or other Fees are payable.

14.08 GOVERNING LAW; SUBMISSION TO JURISDICTION;

VENUE; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS

AGREEMENT OR ANY OTHER CREDIT DOCUMENT, EACH PARTY HERETO HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY HERETO HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER SUCH PARTY, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENTS BROUGHT IN ANY OF THE AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL

JURISDICTION OVER SUCH PARTY. EACH PARTY HERETO FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PERSON AT THE ADDRESS SET FORTH IN SECTION 14.03, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. THE BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING

HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY OTHER PARTY HERETO.

(b) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

14.09 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.

14.10 Effectiveness. This Agreement shall become effective on the date (the “Effective Date”) on which (i) the Borrower, the Administrative Agent and each of the Lenders shall have signed a counterpart hereof (whether the same or different counterparts) and (ii) the conditions set forth in Section 6 are met to the reasonable satisfaction of the Administrative Agent and the Lenders. Unless the Administrative Agent has received actual notice from any Lender that the conditions contained in Section 6 have not been met to its reasonable satisfaction, upon the satisfaction of the condition described in clause (i) of the immediately preceding sentence and upon the Administrative Agent’s good faith determination that the conditions described in clause (ii) of the immediately preceding sentence have been met, then the Effective Date shall have been deemed to have occurred and all conditions contained in Section 6 shall be deemed satisfied or waived by the Administrative Agent and each Lender. The Administrative Agent will give the Borrower and each Lender prompt written notice of the occurrence of the Effective Date.

14.11 Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

14.12 Amendment or Waiver; etc. (a) Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the respective Credit Parties party hereto or thereto and the Required Lenders (although additional parties may be added to (and annexes may be modified to reflect such additions), and Subsidiaries of the Borrower may be released from, the Guaranty and the Security Documents in accordance with the provisions hereof and thereof without the consent of the other Credit Parties party thereto or the Required Lenders), provided that no such change, waiver, discharge or termination shall, without the consent of each Lender (other than a Defaulting Lender) (with Obligations being directly affected in the case of following clause (i)), (i) extend the final scheduled maturity of any Revolving Loan or Revolving Note, or extend the stated expiration date of any Letter of Credit beyond the Maturity Date, or reduce the rate or extend the time of payment of interest thereon, or reduce the amount, or extend the time of payment, of any Fees (except in connection with the waiver of applicability of any post-default increase in interest rates), or reduce the principal amount of any Revolving Loan (it being understood that any amendment or modification to the financial definitions in this Agreement or to Section 14.07(a) shall not constitute a reduction in the rate of interest or the amount of Fees for the purposes of this clause (i)), (ii) release all or substantially all of the Collateral (except as expressly provided in the Credit Documents) under all the Security Documents, (iii) amend, modify or waive any provision of this Section 14.12, (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Revolving Loan Commitments on the Effective Date), (iv) reduce the percentage specified in the definition of Required Lenders (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the extensions of Revolving Loan Commitments are included on the Effective Date) or (v) consent to the assignment or transfer by the Borrower of any of their respective rights and obligations under this Agreement; provided further, that no such change, waiver, discharge or termination shall (1) increase the Revolving Loan Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Total Revolving Commitment shall not constitute an increase of the Revolving Loan Commitment of any Lender, and that an increase in the available portion of any Revolving Loan Commitment of any Lender shall not constitute an increase of the Revolving Loan Commitment of such Lender), (2) without the consent of each Issuing Lender, amend, modify or waive any provision of Section 3 or alter its rights or obligations with respect to Letters of Credit, (3) without the consent of the Administrative Agent, amend, modify or waive any provision of Section 12 or any other provision as same relates to the rights or obligations of the Administrative Agent or (4) without the consent of the Collateral

Agent, amend, modify or waive any provision relating to the rights or obligations of the Collateral Agent.

(b) If, in connection with any proposed change, waiver, discharge or termination of any of the provisions of this Agreement as contemplated by clauses (i) through (v), inclusive, of the first proviso to Section 14.12(a), the consent of the Required Lenders is obtained but the consent of one or more of such Lenders whose consent is required is not obtained, then the Borrower shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clauses (A) or (B) below, to either (A) replace such non-consenting Lender or Lenders with one or more Replacement Lenders pursuant to Section 2.13 so long as at the time of such replacement, each such Replacement

Lender consents to the proposed change, waiver, discharge or termination or (B) terminate such non-consenting Lender’s Revolving Loan Commitment and/or repay each outstanding Revolving Loan of such Lender in accordance with Section 4.02(b) and/or 5.01(b), provided that, unless the Revolving Loan Commitments that are terminated, and the Revolving Loans repaid, pursuant to preceding clause (B) are immediately replaced in full at such time through the addition of new Lenders or the increase of the Revolving Loan Commitments and/or outstanding Revolving Loans of existing Lenders (who in each case must specifically consent thereto), provided further, that in any event, the Borrower shall not have the right to replace a Lender, terminate its Revolving Loan or repay its Revolving Loans solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to the second proviso to Section 14.12(a).

14.13 Survival. All indemnities set forth herein including, without limitation, in Sections 2.10, 2.11, 3.06, 5.04, 12.06 and 14.01 shall survive the execution, delivery and termination of this Agreement and the Revolving Notes and the making and repayment of the Obligations.

14.14 Domicile of Revolving Loans. Each Lender may transfer and carry its Revolving Loans at, to or for the account of any office, Subsidiary or Affiliate of such Lender. Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Revolving Loans pursuant to this Section 14.14 would, at the time of such transfer, result in increased costs under Section 2.10, 2.11, 3.06 or 5.04 from those being charged by the respective Lender prior to such transfer, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective transfer).

14.15 Register. The Borrower hereby designates the Administrative Agent to serve as its agent, solely for purposes of this Section 14.15, to maintain a register (the “Register”) on which it will record the Revolving Loan Commitments from time to time of each of the Lenders, the Revolving Loans made by each of the Lenders and each repayment in respect of the principal amount of the Revolving Loans of each Lender. Failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s obligations in respect of such Revolving Loans. With respect to any Lender, the transfer of the Revolving Loan Commitments of such Lender and the rights to the principal of, and interest on, any Revolving Loan made pursuant to such Revolving Loan Commitments shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Revolving Loan Commitments and Revolving Loans and prior to such recordation all amounts owing to the transferor with respect to such Revolving Loan Commitments and Revolving Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Revolving Loan Commitments and Revolving Loans shall be recorded by the Administrative Agent on the Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 14.04(b). Coincident with the delivery of such an Assignment and Assumption Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Revolving Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Revolving Note (if any) evidencing such Revolving Loan, and thereupon one or more new Revolving Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender at the request of any such Lender. The Borrower agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 14.15.

14.16 Confidentiality. (a) Subject to the provisions of clause (b) of this Section 14.16, each Lender agrees that it will use its reasonable efforts not to disclose without the prior consent of the Borrower (other than to its employees, auditors, advisors or counsel or to another Lender if such Lender or such Lender’s holding or parent company or board of trustees in its sole discretion determines that any such party should have access to such information, provided such Persons shall be subject to the provisions of this Section 14.16 to the same extent as such Lender) any information with respect to the Borrower or any of its Subsidiaries which is now or in the future furnished pursuant to this Agreement or any other Credit Document, provided that any Lender may disclose any such information (i) as has become generally available to the public other than by virtue of a breach of this Section 14.16(a) by the respective Lender, (ii) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (iii) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (iv) in order to comply with any law, order, regulation or ruling applicable to such Lender, (v) to the Administrative Agent or the Collateral Agent, (vi) to any direct or indirect contractual counterparty in any swap, hedge or similar agreement (or to any such contractual counterparty’s professional advisor), so long as such contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section 14.16, and (vii) to any prospective or actual transferee or participant in connection with any contemplated transfer or participation of any of the Revolving Notes or Revolving Loan Commitments or any interest therein by such Lender, provided that such prospective transferee agrees to be bound by the confidentiality provisions contained in this Section 14.16.

(b) The Borrower hereby acknowledges and agrees that each Lender may share with any of its affiliates, and such affiliates may share with such Lender, any information related to the Borrower or any of its Subsidiaries (including, without limitation, any non-public customer information regarding the creditworthiness of the Borrower and its Subsidiaries), provided such Persons shall be subject to the provisions of this Section 14.16 to the same extent as such Lender.

14.17 USA PATRIOT Act Notice. Each Lender hereby notifies each Credit Party that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub.: 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify, and record information that identifies each Credit Party, which information includes the name of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the PATRIOT Act, and each Credit Party agrees to provide such information from time to time to any Lender.

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

Address:
3200 Southwest Freeway, Suite 2950		TRICO MARINE SERVICES, INC.
Houston, Texas 77057
Attention: Geoff Jones
Tel: No.: (713) 780-9926	By:	/s/ Geoff Jones
Fax No.: (713) 750-0062	Name:	Geoff Jones
	Title:	VP & CFO

TRICO MARINE ASSETS, INC.

	By:	/s/ Rishi Varma
	Name:	Rishi Varma
	Title:	VP & General Counsel

TRICO MARINE OPERATIONS, INC.

	By:	/s/ Rishi Varma
	Name:	Rishi Varma
	Title:	VP & General Counsel

NORDEA BANK FINLAND PLC,
NEW YORK BRANCH, Individually and as
Administrative Agent and Lead Arranger

By:	/s/ Martin Lunder
Name:	Martin Lunder
Title:	Senior Vice President

By:	/s/ Martin Kahm
Name:	Martin Kahm
Title:	Vice President

NORDEA BANK NORGE ASA, GRAND CAYMAN BRANCH, Individually and as
Lender and Issuing Lender

By:	/s/ Martin Lunder
Name:	Martin Lunder
Title:	Senior Vice President

By:	/s/ Martin Kahm
Name:	Martin Kahm
Title:	Vice President